Exhibit 99.1

Level 3 Communications, Inc.

Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Level 3 Communications, Inc.:

We have audited the accompanying consolidated balance sheets of Level 3 Communications, Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, cash flows, changes in stockholders’ equity (deficit) and comprehensive loss for each of the years in the three-year period ended December 31, 2008. These consolidated financial statements are the responsibility of Level 3 Communications, Inc.’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Level 3 Communications, Inc. and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

As discussed in note 17 to the consolidated financial statements, Level 3 Communications, Inc. has retrospectively changed its method of accounting for the conversion options in its debt that may be settled in cash upon conversion for all periods presented in its consolidated financial statements due to the adoption of FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement) (FSP APB 14-1).

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Level 3 Communications, Inc.’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated February 27, 2009 expressed an unqualified opinion on the effectiveness of Level 3 Communications, Inc.’s internal control over financial reporting.

/s/ KPMG LLP

Denver, Colorado
February 27, 2009, except as to the effects of FSP APB 14-1

discussed in note 17, which is as of June 18, 2009

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For each of the years in the three-year period ended December 31, 2008

	2008	2007	2006
	(dollars in millions, except per share data)
Revenue:
Communications	$4,226	$4,199	$3,311
Coal mining	75	70	67
Total revenue	4,301	4,269	3,378
Costs and Expenses (exclusive of depreciation and amortization shown separately below):
Cost of revenue:
Communications	1,740	1,769	1,460
Coal mining	69	64	57
Total cost of revenue	1,809	1,833	1,517
Depreciation and amortization	931	942	730
Selling, general and administrative	1,505	1,723	1,258
Restructuring and impairment charges	25	12	13
Total costs and expenses	4,270	4,510	3,518
Operating Income (Loss)	31	(241)	(140)
Other Income (Expense):
Interest income	15	54	64
Interest expense	(570)	(609)	(670)
Gain on sale of business groups, net	99	—	—
Gain (loss) on early extinguishment of debt, net	89	(427)	(83)
Other, net	24	55	19
Total other income (expense)	(343)	(927)	(670)
Loss from Continuing Operations Before Income Taxes	(312)	(1,168)	(810)
Income Tax (Expense) Benefit	(6)	22	(2)
Loss from Continuing Operations	(318)	(1,146)	(812)
Discontinued Operations:
Income from discontinued operations	—	—	13
Gain on sale of discontinued operations	—	—	33
Income from Discontinued Operations	—	—	46
Net Loss	$(318)	$(1,146)	$(766)
Shares Used to Compute Basic and Diluted Loss Per Share (in thousands)	1,564,996	1,517,616	1,003,255
Earnings (Loss) Per Share (Basic and Diluted):
Loss from Continuing Operations	$(0.20)	$(0.76)	$(0.81)
Income from Discontinued Operations	—	—	.05
Net Loss	$(0.20)	$(0.76)	$(0.76)

See accompanying notes to consolidated financial statements.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2008 AND 2007

	2008	2007
	(dollars in millions, except per share data)
Assets
Current Assets:
Cash and cash equivalents	$768	$714
Marketable securities	—	9
Restricted cash and securities	3	10
Receivables, less allowances for doubtful accounts of $16 and $20, respectively	390	404
Other	81	86
Total Current Assets	1,242	1,223
Property, Plant and Equipment, net	6,159	6,669
Restricted Cash and Securities	127	117
Goodwill	1,432	1,421
Other Intangibles, net	559	680
Other Assets, net	115	139
Total Assets	$9,634	$10,249

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$365	$396
Current portion of long-term debt	186	32
Accrued payroll and employee benefits	105	97
Accrued interest	117	128
Current portion of deferred revenue	168	175
Other	111	144
Total Current Liabilities	1,052	972
Long-Term Debt, less current portion	6,245	6,631
Deferred Revenue, less current portion	719	763
Other Liabilities	597	617
Total Liabilities	8,613	8,983
Commitments and Contingencies
Stockholders’ Equity:
Preferred stock, $.01 par value, authorized 10,000,000 shares: no shares outstanding	—	—
Common stock, $.01 par value, authorized 2,250,000,000 shares: 1,617,615,258 issued and outstanding in 2008 and 1,537,862,685 issued and outstanding in 2007	16	15
Additional paid-in capital	11,495	11,268
Accumulated other comprehensive income (loss)	(51)	104
Accumulated deficit	(10,439)	(10,121)
Total Stockholders’ Equity	1,021	1,266
Total Liabilities and Stockholders’ Equity	$9,634	$10,249

See accompanying notes to consolidated financial statements.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For each of the years in the three-year period ended December 31, 2008

	2008	2007	2006
	(dollars in millions)
Cash Flows from Operating Activities:
Net Loss	$(318)	$(1,146)	$(766)
Income from discontinued operations	—	—	(46)
Loss from continuing operations	(318)	(1,146)	(812)
Adjustments to reconcile loss from continuing operations to net cash provided by operating activities of continuing operations:
Depreciation and amortization	931	942	730
(Gain) loss on debt extinguishments, net	(89)	427	83
Asset retirement obligation adjustment	(86)	—	—
Loss on impairments	8	1	8
Gain on sale of property, plant and equipment and other assets	(3)	(40)	(7)
Gain on sale of business groups, net	(99)	—	—
Non-cash compensation expense attributable to stock awards	78	122	84
Deferred income taxes	—	(23)	—
Accretion of debt discount and amortization of debt issuance costs	52	69	79
Accrued interest on long-term debt	(13)	(5)	32
Change in working capital items net of amounts acquired:
Receivables	5	21	131
Other current assets	2	18	8
Payables	(26)	(73)	(23)
Deferred revenue	(34)	17	(53)
Other current liabilities	6	(105)	(32)
Other, net	(1)	6	(7)
Net Cash Provided by Operating Activities of Continuing Operations	413	231	221
Cash Flows from Investing Activities:
Capital expenditures	(449)	(633)	(392)
Proceeds from sale of business groups, net	124	—	—
Proceeds from sales and maturities of marketable securities	4	333	280
Purchases of marketable securities	—	—	(98)
(Increase) decrease in restricted cash and securities, net	(5)	12	(21)
Advances from discontinued operations, net	—	—	18
Acquisitions, net of cash acquired	—	(670)	(749)
Proceeds from sale of discontinued operations, net of cash sold	—	(2)	307
Proceeds from sale of property, plant and equipment	3	5	7
Other	2	(6)	—
Net Cash Used in Investing Activities	$(321)	$(961)	$(648)

See accompanying notes to consolidated financial statements.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

For each of the years in the three-year period ended December 31, 2008

	2008	2007	2006
	(dollars in millions)
Cash Flows from Financing Activities:
Long-term debt borrowings, net of issuance costs	$400	$2,349	$2,256
Payments on and repurchases of long-term debt, including current portion and refinancing costs	(436)	(2,618)	(1,110)
Proceeds from warrants and stock-based equity plans	—	26	—
Equity offering	—	—	543
Other	2	—	—
Net Cash Provided by (Used in) Financing Activities	(34)	(243)	1,689
Discontinued Operations:
Net cash used in discontinued operating activities	—	—	(20)
Net cash used in investing activities	—	—	(23)
Net Cash Used in Discontinued Operations	—	—	(43)
Effect of Exchange Rates on Cash and Cash Equivalents	(4)	6	10
Net Change in Cash and Cash Equivalents	54	(967)	1,229
Cash and Cash Equivalents at Beginning of Year:
Cash and cash equivalents of continuing operations	714	1,681	379
Cash and cash equivalents of discontinued operations	—	—	73
Cash and Cash Equivalents at End of Year:
Cash and cash equivalents of continuing operations	$768	$714	$1,681
Supplemental Disclosure of Cash Flow Information:
Cash interest paid	$531	$545	$559
Income taxes paid	4	1	—
Noncash Investing and Financing Activities:
Common stock issued for acquisitions	$—	$692	$904
Long-term debt converted to equity	128	879	—
Decrease in deferred revenue related to acquisitions	—	—	10

See accompanying notes to consolidated financial statements.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

For each of the years in the three-year period ended December 31, 2008

				Accumulated
			Additional	Other
	Common Stock		Paid-in	Comprehensive	Accumulated
	Shares	$	Capital	Income (Loss)	Deficit	Total
	(dollars in millions)
Balances at December 31, 2005	817,767,818	$8	$7,759	$(51)	$(8,192)	$(476)
Adjustment for EITF No. 04-6	—	—	—	—	(3)	(3)
Adjustment for FSP No. APB 14-1	—	—	159	—	(14)	145
Adjusted balances at December 31, 2005	817,767,818	8	7,918	(51)	(8,209)	(334)
Common Stock:
Acquisitions	216,917,837	2	902	—	—	904
Equity offering, net of offering costs	125,000,000	2	541	—	—	543
Common stock issued under employee stock and benefit plans and other	18,737,450	—	15	—	—	15
Issuance of 3.5% Convertible Senior Notes	—	—	105	—	—	105
Stock-based compensation expense	—	—	88	—	—	88
Net Loss	—	—	—	—	(766)	(766)
Other Comprehensive Income	—	—	—	47	—	47
Balances at December 31, 2006	1,178,423,105	12	9,569	(4)	(8,975)	602
Common Stock:
Acquisitions	122,942,018	1	691	—	—	692
Common stock issued under employee stock and benefit plans and other	22,558,511	—	8	—	—	8
Debt conversion to equity	213,939,051	2	877	—	—	879
Stock-based compensation expense	—	—	123	—	—	123
Net Loss	—	—	—	—	(1,146)	(1,146)
Other Comprehensive Income	—	—	—	108	—	108
Balances at December 31, 2007	1,537,862,685	15	11,268	104	(10,121)	1,266
Common Stock:
Common stock issued under employee stock and benefit plans and other	32,131,248	—	21	—	—	21
Debt conversion to equity	47,621,325	1	127	—	—	128
Stock-based compensation expense	—	—	79	—	—	79
Net Loss	—	—	—	—	(318)	(318)
Other Comprehensive Loss	—	—	—	(155)	—	(155)
Balances at December 31, 2008	1,617,615,258	$16	$11,495	$(51)	$(10,439)	$1,021

See accompanying notes to consolidated financial statements.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

For each of the years in the three-year period ended December 31, 2008

	2008	2007	2006
	(dollars in millions)
Net Loss	$(318)	$(1,146)	$(766)
Other Comprehensive Income (Loss) Before Income Taxes:
Foreign currency translation	(63)	131	48
Unrealized holding gain (loss) on available-for-sale investment	(7)	7	1
Unrealized holding loss on interest rate swaps	(60)	(37)	—
Other, net	(25)	7	(2)
Other Comprehensive Income (Loss), Before Income Taxes	(155)	108	47
Income Tax Related to Items of Other Comprehensive Income (Loss)	—	—	—
Other Comprehensive Income (Loss), Net of Income Taxes	(155)	108	47
Comprehensive Loss	$(473)	$(1,038)	$(719)

SUPPLEMENTARY STOCKHOLDERS’ EQUITY (DEFICIT) INFORMATION

	Net Foreign Currency Translation Adjustment	Unrealized Holding Gain (Loss) on Investment and Interest Rate Swaps	Other	Total
	(dollars in millions)
Accumulated Other Comprehensive Income (Loss):
Balance at December 31, 2005	$(19)	$(1)	$(31)	$(51)
Change	48	1	(2)	47
Balance at December 31, 2006	29	—	(33)	(4)
Change	131	(30)	7	108
Balance at December 31, 2007	160	(30)	(26)	104
Change	(63)	(67)	(25)	(155)
Balance at December 31, 2008	$97	$(97)	$(51)	$(51)

See accompanying notes to consolidated financial statements.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Organization and Summary of Significant Accounting Policies

Description of Business

The Company is a facilities based provider (that is, a provider that owns or leases a substantial portion of the plant, property and equipment necessary to provide its services) of a broad range of integrated communications services. The Company has created its communications network generally by constructing its own assets, but also through a combination of purchasing and leasing other companies and facilities. The Company’s network is an advanced, international, facilities based communications network. The Company designed its network to provide communications services, which employ and take advantage of rapidly improving underlying optical, Internet Protocol, computing and storage technologies.

The Company is also engaged in coal mining through its two 50% owned joint-venture surface mines, one each in Montana and Wyoming.

Principles of Consolidation and Basis of Presentation

The consolidated financial statements include the accounts of Level 3 Communications, Inc. and subsidiaries (the “Company” or “Level 3”) in which it has control, which are enterprises engaged in the communications and coal mining businesses. Fifty-percent-owned mining joint ventures are consolidated on a pro rata basis. All significant intercompany accounts and transactions have been eliminated. The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

Level 3 acquired WilTel Communications Group, LLC (“WilTel”) on December 23, 2005; Progress Telecom, LLC (“Progress Telecom”) on March 20, 2006; ICG Communications, Inc. (“ICG Communications”) on May 31, 2006; TelCove, Inc. (“TelCove”) on July 24, 2006; Looking Glass Networks Holding Co., Inc. (“Looking Glass”) on August 2, 2006; Broadwing Corporation (“Broadwing”) on January 3, 2007; the Content Delivery Network services business (“CDN Business”) of SAVVIS, Inc. on January 23, 2007; and Servecast Limited (“Servecast”) on July 11, 2007. As applicable, the Company also acquired these companies’ operating subsidiaries. The results of operations, cash flows and financial position attributable to these acquisitions are included in the consolidated financial statements from the respective dates of their acquisition.

On September 7, 2006, Level 3 sold Software Spectrum, Inc. (“Software Spectrum”), the Company’s software reseller business, to Insight Enterprises, Inc. (“Insight Enterprises”). The results of operations, financial condition and cash flows for the Software Spectrum business have been classified as discontinued operations in the consolidated financial statements and related notes through its date of sale.

On June 5, 2008, Level 3 completed the sale of its Vyvx advertising distribution business to DG FastChannel, Inc. Level 3 has retained ownership of Vyvx’s core broadcast business, including the Vyvx Services Broadcast Business’ content distribution capabilities. The financial results of the Vyvx advertising distribution business are included in the Company’s consolidated results of operations through the date of sale. See Note 2 for more details regarding the disposition of the Vyvx advertising distribution business. The disposal of the Vyvx advertising distribution business did not meet the criteria under Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”) for presentation as discontinued operations since the business was not considered an asset group.

Foreign Currency Translation

Generally, local currencies of foreign subsidiaries are the functional currencies for financial reporting purposes. Assets and liabilities are translated into U.S. dollars at year-end exchange rates. Revenue, expenses and cash flows are translated using average exchange rates prevailing during the year. Gains or losses resulting from currency translation are recorded as a component of accumulated other comprehensive income (loss) in stockholders’ equity (deficit) and in the statements of comprehensive loss. A significant portion of the Company’s foreign subsidiaries have either the British Pound or the Euro as the functional currency, both of which experienced significant fluctuations against the U.S. dollar during 2008, 2007 and 2006. As a result, the Company has experienced significant foreign currency translation adjustments that are recognized as a component of accumulated other comprehensive income (loss) in stockholders’ equity (deficit) and in the statement of comprehensive loss in accordance with SFAS No. 52 “Foreign Currency Translation”. The Company considers its investments in its foreign subsidiaries to be long-term in nature.

Reclassifications

Certain immaterial reclassifications have been made to prior years to conform to the current period’s presentation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. The accounting estimates that require management’s most significant and subjective judgments include revenue recognition, the valuation and recognition of stock-based compensation expense, the valuation of long-lived assets, goodwill and acquired indefinite-lived intangible assets and the valuation of asset retirement obligations. In addition, the Company has other accounting policies that involve estimates such as the allowance for doubtful accounts, revenue reserves, the determination of the useful lives of long-lived assets, the recognition of the fair value of assets acquired and liabilities assumed in business combinations, accruals for estimated tax and legal liabilities, valuation allowance for deferred tax assets and cost of revenue disputes for communications services. Actual results may differ from these estimates under different assumptions or conditions and such differences could be material.

Communications

Revenue for communications services is recognized on a monthly basis as these services are provided based on contractual amounts expected to be collected. Management establishes appropriate revenue reserves at the time services are rendered based on an analysis of historical credit activity to address, where significant, situations in which collection is not reasonably assured as a result of credit risk, potential billing disputes or other reasons.

Reciprocal compensation revenue is recognized when an interconnection agreement is in place with another carrier, or if an agreement has expired, when the parties have agreed to continue operating under the previous agreement until a new agreement is negotiated and executed; or at rates mandated by the FCC. Periodically, the Company will receive payment for reciprocal compensation services in excess of FCC rates and before an agreement is in place. These amounts are included in other current liabilities on the consolidated balance sheet until a final agreement has been reached and the necessary regulatory approvals have been received at which time the reciprocal compensation revenue is recognized. These amounts were insignificant to the Company in 2008, 2007 and 2006.

For certain sale and long-term indefeasible right of use or IRU contracts involving private line, wavelengths and dark fiber services, the Company may receive up-front payments for services to be delivered for a period of up to 20 years. In these situations, the Company defers the revenue and amortizes it on a straight-line basis to earnings over the term of the contract.

Termination revenue is recognized when a customer discontinues service prior to the end of the contract period, for which Level 3 had previously received consideration and for which revenue recognition was deferred. Termination revenue is also recognized when customers are required to make termination penalty payments to Level 3 to settle contractually committed purchase amounts that the customer no longer expects to meet or when a customer and Level 3 renegotiate a contract under which Level 3 is no longer obligated to provide services for consideration previously received and for which revenue recognition has been deferred.

The Company is obligated under dark fiber IRUs and other capacity agreements to maintain its network in efficient working order and in accordance with industry standards. Customers are obligated for the term of the agreement to pay for their allocable share of the costs for operating and maintaining the network. The Company recognizes this revenue monthly as services are provided.

Level 3’s customer contracts require the Company to meet certain service level commitments. If Level 3 does not meet the required service levels, it may be obligated to provide credits, usually in the form of free service, for a short period of time. The original services that resulted in the credits are not included in revenue and, to date, have not been material.

Cost of revenue for the communications business includes leased capacity, right-of-way costs, access charges, satellite transponder lease costs and other third party costs directly attributable to the network, but excludes depreciation and amortization and related impairment expenses. Prior to the sale of the Vyvx advertising distribution business, the Company included in communications cost of revenue package delivery costs and blank tape media costs associated with this business.

The Company recognizes the cost of network services as they are incurred in accordance with contractual requirements. The Company disputes incorrect billings from its suppliers of network services. The most prevalent types of disputes include disputes for circuits that are not disconnected by its supplier on a timely basis and usage bills with incorrect or inadequate information. Depending on the type and complexity of the issues involved, it may and often does take several quarters to resolve the disputes.

In determining the amount of the cost of network service expenses and related accrued liabilities to reflect in its financial statements, the Company considers the adequacy of documentation of disconnect notices, compliance with prevailing contractual requirements for submitting these disconnect notices and disputes to the provider of the network services, and compliance with its interconnection agreements with these carriers. Judgment is required in estimating the ultimate outcome of the dispute resolution process, as well as any other amounts that may be incurred to conclude the negotiations or settle any litigation. Actual results may differ from these estimates under different assumptions or conditions and such differences could be material.

Coal Mining

The Company sells coal primarily through long-term contracts with public utilities. The long-term contracts for the delivery of coal establish the price, volume, and quality requirements of the coal to be delivered. Revenue under these and other contracts is generally recognized when coal is shipped to the customer.

USF and Gross Receipts Taxes

Emerging Issues Task Force Issue (“EITF”) 06-03 “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation)” (“EITF 06-03”) provides guidance regarding the accounting and financial statement presentation for certain taxes assessed by a governmental authority. The Company adopted EITF Issue No. 06-03 on January 1, 2007. The scope of EITF No. 06-3 includes any tax assessed by a governmental authority that is directly imposed on a revenue-producing transaction between a seller and a customer and may include, but is not limited to, sales, use, value added, Universal Service Fund (“USF”) contributions and some excise taxes. The Task Force concluded that entities should present these taxes in the income statement on either a gross or a net basis. The Company records USF contributions on a gross basis in its consolidated statements of operations, but records sales, use, value added and excise taxes billed to its customers on a net basis in its consolidated statements of operations. Communications revenue and cost of revenue on the consolidated statements of operations includes USF contributions totaling $65 million, $63 million and $19 million for the years ended December 31, 2008, 2007 and 2006, respectively.

Advertising Costs

The Company expenses the cost of advertising as incurred. Advertising expense is included as a component of selling, general and administrative expenses in the accompanying consolidated statements of operations. Advertising expense was $8 million, $16 million and $8 million for the years ended December 31, 2008, 2007 and 2006, respectively.

Stock-Based Compensation

Beginning January 1, 2006, the Company adopted the provisions of SFAS No. 123R, “Share-Based Payment” (“SFAS No. 123R”). The Company recognizes the estimated fair value of these compensation costs, net of an estimated forfeiture rate, over the requisite service period of the award, which is generally the option vesting term. The Company estimates forfeiture rates based on its historical experience.

Income Taxes

The Company recognizes deferred tax assets and liabilities for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts using enacted tax rates in effect for the year the differences are expected to reverse. The Company records a valuation allowance to reduce the deferred tax assets to the amount that is more likely than not to be realized. The Company recognizes interest and penalty expense associated with uncertain tax positions as a component of income tax expense in the consolidated statements of operations.

Cash and Cash Equivalents

The Company classifies investments as cash equivalents if they are readily convertible to cash and have original maturities of three months or less at the time of acquisition. Cash and cash equivalents consist primarily of highly liquid investments in government and government agency securities and money market funds issued or managed by financial institutions in the United States and Europe and commercial paper depending on liquidity requirements. As of December 31, 2008 and 2007, the carrying value of cash and cash equivalents approximates fair value due to the short period of time to maturity.

Derivative Financial Instruments

The Company uses derivative financial instruments, primarily interest rate swaps, to hedge certain interest rate exposures. The Company has designated its interest rate swap agreements as a cash flow hedge. The change in the fair value of the interest rate swap agreements is reflected in other comprehensive income (loss) due to the fact that the interest rate swap agreements are designated as an effective cash flow hedge. The Company evaluates the effectiveness of the hedge on a quarterly basis. The Company recognizes any ineffective portion of the hedge in the consolidated statements of operations. The Company does not use derivative financial instruments for speculative purposes.

The Company also has equity conversion rights associated with debt instruments, which are not designated as hedging instruments, and were considered derivative instruments as of December 31, 2008. The Company recognizes the gains or losses from changes in fair values of these derivative instruments in other income (expense) in the statements of operations. Gains and losses from these derivative instruments were not material for any period presented.

Allowance for Doubtful Accounts

Trade accounts receivable are recorded at the invoiced amount and can bear interest. The Company establishes an allowance for doubtful accounts for accounts receivable amounts that may not be collectible. The Company determines the allowance for doubtful accounts based on the aging of its accounts receivable balances and an analysis of its historical experience of bad debt write-offs. The Company reviews its allowance for doubtful accounts quarterly. Past due balances over 60 days and over a specified amount are reviewed individually for collectability. Accounts receivable balances are written-off against the allowance for doubtful accounts after all means of collection have been exhausted and the potential for recovery is considered remote. All of the Company’s allowance for doubtful accounts relates to its communications business. The Company recognized bad debt expense, net of recoveries, of approximately $9 million in 2008, $11 million in 2007 and $1 million in 2006.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Depreciation and amortization for the Company’s property, plant and equipment are computed on straight-line and accelerated (for certain coal assets) methods based on the following useful lives:

Facility and Leasehold Improvements	10 - 40 years
Network Infrastructure (including fiber and conduit)	12 - 25 years
Operating Equipment	4 - 7 years
Furniture, Fixtures, Office Equipment and Other	2 - 7 years

The Company capitalizes costs directly associated with expansions and improvements of the Company’s communications network, customer installations, including employee related costs, and generally capitalizes costs associated with network construction and provisioning of services. The Company amortizes such costs over an estimated useful life of three to seven years.

In addition, the Company continues to develop business support systems required for its business. The external direct costs of software, materials and services, and payroll and payroll related expenses for employees directly associated with business support systems projects are also capitalized. Upon the completion of a project, the total cost of the business support system is amortized over an estimated useful life of three years.

Capitalized labor and related costs associated with employees and contract labor working on capital projects were approximately $83 million, $102 million and $72 million for the years ended December 31, 2008, 2007 and 2006, respectively.

Leasehold improvements are depreciated over the shorter of their estimated useful lives or lease terms that are reasonably assured.

The Company performs periodic internal reviews to determine depreciable lives of its property, plant and equipment based on input from global network services personnel, actual usage and the physical condition of the Company’s property, plant and equipment.

Asset Retirement Obligations

The Company recognizes a liability for legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of a long-lived asset in the period incurred in accordance with SFAS No. 143, “Accounting for Asset Retirement Obligations” (“SFAS No. 143”). The fair value of the obligation is also capitalized as property, plant and equipment and then amortized over the estimated remaining useful life of the associated asset. Increases to the asset retirement obligation liability due to the passage of time are recognized as accretion expense and included within selling, general and administrative expenses for the Communications business and within cost of revenue for the Coal Mining business on the Company’s consolidated statements of operations. Changes in the liability due to revisions to future cash flows are recognized by increasing or decreasing the liability with the offset adjusting the carrying amount of the related long-lived asset. To the extent that the downward revisions exceed the carrying amount of the related long-lived asset initially recorded when the asset retirement obligation liability was established, the Company records the remaining adjustment as a reduction to depreciation expense, to the extent of historical depreciation of the related long-lived asset, and selling, general and administrative expense.

The Company revised its estimates of the amounts and timing of its original estimate of undiscounted cash flows related to certain future asset retirement obligations in the fourth quarter of 2008. As a result, the Company reduced its asset retirement obligations liability by $103 million with an offsetting reduction to property, plant and equipment of $21 million, selling, general and administrative expenses of $86 million, depreciation and amortization of $11 million and an increase to goodwill of $15 million. See Note 5 for more details regarding the Company’s asset retirement obligation activities.

Business Combinations

All of the Company’s business combinations have been accounted for using the purchase method of accounting and, accordingly, are included in Level 3’s results of operations as of the date of each acquisition. The Company allocates the purchase price of its acquisitions to the tangible assets acquired, liabilities assumed and intangible assets acquired, including in-process research & development (“IPR&D”), based on their estimated fair values. The excess purchase price over those fair values is recorded as goodwill. The excess of those fair values over the purchase price is recorded as a reduction to long-lived assets.

Goodwill and Acquired Indefinite-Lived Intangible Assets

SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”), prohibits the amortization of goodwill and purchased intangible assets with indefinite useful lives. The Company reviews goodwill and purchased intangible assets with indefinite lives for impairment annually at the end of the fourth quarter and whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable in accordance with SFAS No. 142. For goodwill, the Company performs a two-step impairment test. In the first step, the Company compares the fair value of each reporting unit to its carrying value. The Company’s reporting units are consistent with the reportable segments identified in Note 14. The Company estimates the fair value of its reporting units based on a combination of quoted market price and income approaches. Under the quoted market price approach, the Company estimates the fair value based upon the market capitalization of Level 3 using quoted market prices, adds an estimated control premium, and then assigns that fair market value to the reporting units. Under the income approach, the Company calculates the fair value of a reporting unit based on the present value of estimated future cash flows. If the fair value of the reporting unit exceeds the carrying value of the net assets assigned to that unit, goodwill is not impaired and no further testing is performed. If the carrying value of the net assets assigned to the reporting unit exceeds the fair value of the reporting unit, then a second step is performed and the implied fair value of the reporting unit’s goodwill is determined and compared to the carrying value of the reporting unit’s goodwill. If the carrying value of a reporting unit’s goodwill exceeds its implied fair value, then an impairment loss equal to the difference is recorded.

SFAS 142 also requires that the fair value of acquired indefinite-lived intangible assets be estimated and compared to their carrying value each year. The Company estimates the fair value of these intangible assets primarily utilizing an income approach. The Company recognizes an impairment loss when the estimated fair value of the indefinite-lived purchased intangible assets is less than the carrying value.

The Company conducted its goodwill and acquired indefinite-lived intangible assets impairment analyses at the end of the fourth quarters of 2008, 2007 and 2006 and concluded that its goodwill and acquired indefinite-lived intangible assets were not impaired in any of those periods. As a result of the sale of the Vyvx advertising distribution business in the second quarter of 2008, the Company also performed an impairment analysis of its indefinite-lived Vyvx trade name and concluded that there was no impairment as of June 30, 2008.

Long-Lived Assets Including Finite-Lived Purchased Intangible Assets

The Company amortizes acquired intangible assets with finite lives using the straight-line method over the estimated economic lives of the assets, ranging from four to twelve years.

The Company evaluates long-lived assets, such as property, plant and equipment and acquired intangible assets with finite lives, for impairment whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable in accordance with SFAS No. 144. The Company assesses the recoverability of the assets based on the undiscounted future cash flows the assets are expected to generate and recognizes an impairment loss when estimated undiscounted future cash flows expected to result from the use of the assets plus net proceeds expected from disposition of the assets, if any, are less than the carrying value of the assets. If an asset is deemed to be impaired, the amount of the impairment loss represents the excess of the asset’s carrying value compared to its estimated fair value.

The Company conducted a long-lived asset impairment analysis at the end of the fourth quarter of 2008 and concluded that its long-lived assets, including finite-lived acquired intangible assets, were not impaired.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash equivalents, accounts receivable, restricted cash and securities and derivatives. The Company maintains its cash equivalents, restricted cash and securities and derivatives with various financial institutions. These financial institutions are primarily located in the United States and Europe and the Company’s policy is to limit exposure with any one institution. As part of its cash and risk management processes, the Company performs periodic evaluations of the relative credit standing of the financial institutions. The Company also has established guidelines relative to financial instrument credit ratings, diversification and maturities that seek to maintain safety and liquidity. The Company’s investment strategy generally results in lower yields on investments but reduces the risk to principal in the short term prior to these funds being used in the Company’s business. The Company has not experienced any material losses on financial instruments held at financial institutions. The Company utilizes interest rate swap contracts to protect against the effects of interest rate fluctuations. Such contracts involve the risk of non-performance by the counterparty, which could result in a material loss.

The Company provides communications services to a wide range of wholesale and enterprise customers, ranging from well capitalized national carriers to small early stage companies in the United States and Europe. Credit risk with respect to accounts receivable is generally diversified due to the large number of entities comprising Level 3’s customer base and their dispersion across many different industries and geographical regions. The Company performs ongoing credit evaluations of its customers’ financial condition and generally requires no collateral from its customers, although letters of credit and deposits are required in certain limited circumstances. The Company has from time to time entered into agreements with value-added resellers and other channel partners to reach consumer and enterprise markets for voice services. The Company has policies and procedures in place to evaluate the financial condition of these resellers prior to initiating service to the final customer. The Company maintains an allowance for doubtful accounts based upon the expected collectability of accounts receivable. Due to the Company’s credit evaluation and collection process, bad debt expenses have not been significant; however, the Company is not able to predict changes in the financial stability of its customers. Any material change in the financial status of any one or a particular group of customers may cause the Company to adjust its estimate of the recoverability of receivables and could have a material adverse effect on the Company’s results of operations. At December 31, 2008, one customer with operations in North America and Europe accounted for approximately 12% of gross accounts receivable. Fair values of accounts receivable approximate cost due to the short period of time to collection.

A relatively small number of customers account for a significant percentage of the Company’s revenue. The Company’s top ten customers accounted for approximately 32%, 34% and 55% of Level 3’s communications revenue for the years ended December 31, 2008, 2007 and 2006, respectively. Revenue attributable to AT&T, Inc. and its subsidiaries, including SBC Communications, Bell South Communications and AT&T Mobility (formerly Cingular Wireless) accounted for approximately 12%, 15% and 32% of consolidated revenue for the years ended December 31, 2008, 2007 and 2006, respectively. Revenue attributable to AT&T is included in the communications business.

Recently Issued Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”), which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. This statement was effective for financial assets and liabilities, as well as for non-financial assets and liabilities that are recognized or disclosed at fair value on a recurring basis for fiscal years beginning after November 15, 2007 and interim periods within that fiscal year. FASB Staff Position (“FSP”) FAS 157-2, “Effective Date of FASB Statement No. 157” (“FSP 157-2”) defers the effective date of SFAS No. 157 to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years, for non-financial assets and liabilities that are not recognized or disclosed at fair value on a recurring basis. SFAS No. 157 did not have a material effect on the Company’s consolidated results of operations or financial condition in 2008. The Company does not expect that the adoption of the remaining portions of SFAS No. 157 to have a material effect on the Company’s consolidated results of operations and financial position.

In December 2007, the FASB issued SFAS No. 141 (Revised 2007), “Business Combinations” (“SFAS No. 141R”), which replaces SFAS No. 141, “Business Combinations” (“SFAS No. 141”). SFAS No 141R retains the underlying concepts of SFAS No. 141 in that an entity is required to recognize the assets acquired and liabilities assumed at their fair value on the acquisition date. SFAS No. 141R will change the accounting treatment for certain specific acquisition related items to require: (1) expensing acquisition related costs as incurred; (2) expensing changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date; (3) valuing noncontrolling interests at fair value at the acquisition date; (4) generally expensing restructuring costs associated with an acquired business; (5) capitalizing in-process research; and development assets acquired and (6) measuring acquirer shares issued in consideration for a business combination at fair value on the acquisition date opposed to the announcement date. SFAS No. 141R also includes a substantial number of new disclosure requirements. SFAS No. 141R is to be applied prospectively to business combinations for which the acquisition date is on or after January 1, 2009. The effect of adopting SFAS No. 141R on the Company’s consolidated results of operations and financial condition will be largely dependent on the size and nature of business combinations completed after December 31, 2008.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (“SFAS No. 160”). SFAS No. 160 requires noncontrolling interests, previously referred to as minority interests, to be treated as a separate component of equity, not as a liability or other item outside of permanent equity and applies to the accounting for noncontrolling interests and transactions with noncontrolling interest holders in consolidated financial statements. SFAS 160 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. This statement is effective for the Company beginning January 1, 2009. The Company does not currently expect the adoption of SFAS No. 160 to have a material effect on its consolidated results of operations and financial condition.

In March 2008, the FASB issued Statement No. 161, “Disclosures about Derivative Instruments and Hedging Activities an amendment of FASB Statement No. 133” (“SFAS No. 161”). SFAS 161 applies to all derivative instruments and related hedged items accounted for under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”). SFAS No. 161 requires entities to provide greater transparency about how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations, and how derivative instruments and related hedged items affect an entity’s financial position, results of operations and cash flows. This statement is effective for the Company beginning January 1, 2009. The Company does not expect the adoption of SFAS No. 161 to have a material effect on its consolidated results of operations and financial condition.

In November 2008, the FASB ratified EITF Issue No. 08-7, “Accounting for Defensive Intangible Assets,” (“EITF 08-7”). EITF 08-7 applies to defensive intangible assets, which are acquired intangible assets that the acquirer does not intend to actively use but intends to hold to prevent its competitors from obtaining access to them. As these assets are separately identifiable, EITF 08-7 requires an acquiring entity to account for defensive intangible assets as a separate unit of accounting. Defensive intangible assets must be recognized at fair value in accordance with SFAS No. 141R and SFAS No. 157. EITF 08-7 is effective for defensive intangible assets acquired in fiscal years beginning on or after December 15, 2008, and will be adopted by the Company in the first quarter of 2009. The effect of adopting EITF 08-7 on the Company’s consolidated results of operations and financial condition will be largely dependent on the size and nature of business combinations completed after December 31, 2008.

(2) Vyvx Advertising Distribution Business Disposition

On June 5, 2008, Level 3 completed the sale of its Vyvx advertising distribution business to DG FastChannel, Inc. and received gross proceeds at closing of approximately $129 million in cash. Net proceeds from the sale approximated $121 million after deducting transaction-related costs.

Operating results and cash flows from the Vyvx advertising distribution business are presented in continuing operations for all periods presented through the date of sale. The disposal of the Vyvx advertising distribution business did not meet the criteria under SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”) for presentation as discontinued operations since the business was not considered an asset group.

Level 3 recognized a gain on the sale of the Vyvx advertising distribution business of $96 million in 2008. The gain is presented in the consolidated statements of operations as “Gain on Sale of Business Groups.”

The carrying amounts of the major classes of assets and liabilities included in the sale of the Vyvx advertising distribution business were as follows (in millions):

Other Current Assets	$1
Property, Plant and Equipment, net	3
Other Intangibles, net	22
Accounts Payable	(1)
$25

Revenue attributable to the Vyvx advertising distribution business totaled $15 million in 2008, $36 million in 2007 and $35 million in 2006. The financial results, assets and liabilities of the Vyvx advertising distribution business are included in the Communications operating segment through the date of sale.

(3) Loss Per Share

The Company computes basic net loss per share by dividing net loss for the period by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by dividing net loss for the period by the weighted average number of shares of common stock outstanding during the period and including the dilutive effect of common stock that would be issued assuming conversion or exercise of outstanding convertible notes, stock options, stock based compensation awards and other dilutive securities. No such items were included in the computation of diluted loss per share in 2008, 2007 or 2006 because the Company incurred a loss from continuing operations in each of these periods and the effect of inclusion would have been anti-dilutive.

The effect of approximately 489 million, 315 million and 481 million shares issuable pursuant to the various series of convertible notes outstanding at December 31, 2008, 2007 and 2006, respectively, have not been included in the computation of diluted loss per share because their inclusion would have been anti-dilutive to the computation. In addition, the effect of the approximately 57 million, 55 million and 54 million stock options, outperform stock options, restricted stock units and warrants outstanding at December 31, 2008, 2007 and 2006, respectively, have not been included in the computation of diluted loss per share because their inclusion would have been anti-dilutive to the computation.

(4) Property, Plant and Equipment

The components of the Company’s property, plant and equipment as of December 31, 2008 and 2007 are as follows (in millions):

	Cost	Accumulated Depreciation	Book Value
December 31, 2008
Land	$169	$—	$169
Land Improvements	68	(35)	33
Facility and Leasehold Improvements:
Communications	1,856	(682)	1,174
Coal Mining	151	(150)	1
Network Infrastructure	5,568	(1,967)	3,601
Operating Equipment:
Communications	3,738	(2,615)	1,123
Coal Mining	72	(65)	7
Furniture, Fixtures and Office Equipment	139	(121)	18
Other	24	(22)	2
Construction-in-Progress	31	—	31
	$11,816	$(5,657)	$6,159
December 31, 2007
Land	$174	$—	$174
Land Improvements	60	(32)	28
Facility and Leasehold Improvements:
Communications	1,856	(589)	1,267
Coal Mining	153	(151)	2
Network Infrastructure	5,591	(1,705)	3,886
Operating Equipment:
Communications	3,455	(2,267)	1,188
Coal Mining	72	(64)	8
Furniture, Fixtures and Office Equipment	141	(117)	24
Other	27	(24)	3
Construction-in-Progress	89	—	89
	$11,618	$(4,949)	$6,669

Land primarily represents owned assets of the communications business, including land improvements. Capitalized business support systems and network construction costs that have not been placed in service have been classified as construction-in-progress.

Depreciation expense was $832 million in 2008, $838 million in 2007 and $652 million in 2006.

In 2006, Level 3 determined that the period it expected to use its existing fiber and certain equipment was longer than the remaining useful lives as originally estimated. As a result, the Company extended the depreciable lives of its existing fiber from 7 years to 12 years, its existing transmission equipment from 5 years to 7 years and its existing IP equipment from 3 years to 4 years. These changes in estimate were accounted for prospectively, in accordance with SFAS No. 154, and reduced depreciation expense, loss from continuing operations and net loss by approximately $80 million, or $0.08 per share, for the year ended December 31, 2006.

(5) Asset Retirement Obligations

The Company’s asset retirement obligations consist of legal requirements to remove certain of its network infrastructure at the expiration of the underlying right-of-way (“ROW”) term, restoration requirements for leased facilities and reclamation requirements in the coal mining business to remediate previously mined properties. The Company recognizes its estimate of the fair value of its asset retirement obligations in the period incurred in other long-term liabilities. The fair value of the asset retirement obligation is also capitalized as property, plant and equipment and then amortized over the estimated remaining useful life of the associated asset.

As a result of indicators suggesting that the estimated cash flows underlying the Company’s ROW asset retirement obligations were too high, the Company revised its assessment on December 31, 2008. Network infrastructure relocations indicated that the Company is not being required to physically remove its underground network infrastructure at rates consistent with the Company’s previous estimates. Other internal and external information corroborated these lower rates. As a result, on December 31, 2008, the Company revised its probability assessment related to its requirement to physically remove its underground network infrastructure at the end of the underlying ROW terms, which caused a significant reduction to the related cash flows that the Company believes will be required to settle its ROW asset retirement obligations. The Company reduced its asset retirement obligation liability accordingly as of December 31, 2008.

As part of the ROW asset retirement obligation change in estimate, the Company determined that certain of its asset retirement obligations for acquired entities should have been higher at the acquisition date. As a result, the Company increased goodwill by approximately $15 million as of December 31, 2008.

The Company also determined that its estimates of restoration costs for its leased facility asset retirement obligations were too high based on current costs to restore. As a result, on December 31, 2008, the Company reduced its estimates of the cash flows that it believes will be required to settle its leased facility asset retirement obligations at the end of the respective lease terms, which resulted in a reduction to the Company’s asset retirement obligation liability.

In the fourth quarter of 2008, the Company was awarded a long-term coal contract, which will extend the life of one of the Company’s coal mining operations. As a result of the increase in the estimated life of one of the Company’s coal mining operations, the Company revised the timing of its cash flows to remediate the mining site causing a reduction in its asset retirement obligation liability in the fourth quarter of 2008.

As a result of the aforementioned revisions in the estimated amount and timing of cash flows for asset retirement obligations, the Company reduced its asset retirement obligation liability by $103 million with an offsetting reduction to property, plant and equipment of $21 million, selling, general and administrative expenses of $86 million, depreciation and amortization of $11 million and an increase to goodwill of $15 million. The Company reduced property, plant and equipment to the extent of the carrying amount of the related long-lived asset initially recorded when the asset retirement obligation liability was established. The remaining amount of the reduction to the asset retirement obligation was recorded as a reduction to depreciation expense, to the extent of historical depreciation of the related long-lived asset, and selling, general and administrative expense.

Approximately $71 million and $61 million of restricted cash and securities were legally restricted to settle the Company’s coal mining reclamation liabilities at December 31, 2008 and 2007, respectively, and are recorded in non-current, restricted cash and securities on the consolidated balance sheets.

The following table provides asset retirement obligation activity for the years ended December 31, 2008 and 2007 (in millions):

	December 31,
	2008	2007
Asset retirement obligation at January 1	$231	$202
Liabilities incurred	2	12
Accretion expense	25	21
Liabilities settled	(4)	(4)
Revision in estimated cash flows	(103)	—
Asset retirement obligation at December 31	$151	$231

(6) Goodwill

The changes in the carrying amount of goodwill during the year ended December 31, 2008 are as follows (in millions):

		Coal
	Communications	Mining
	Segment	Segment	Total
Balance as of December 31, 2007	$1,421	$—	$1,421
Goodwill adjustments	12	—	12
Effect of foreign currency rate change	(1)	—	(1)
Balance as of December 31, 2008	$1,432	$—	$1,432

The goodwill adjustments primarily relate to asset retirement obligation revisions. The Company revised its estimate of the amount of its original estimate of undiscounted cash flows related to certain ROW asset retirement obligations at December 31, 2008. As part of the ROW asset retirement obligation change in estimate, the Company determined that certain of its asset retirement obligations for acquired entities should have been higher at the acquisition date. As a result, the Company increased goodwill by approximately $15 million as of December 31, 2008.

(7) Acquired Intangible Assets

Identifiable acquisition-related intangible assets as of December 31, 2008 and December 31, 2007 were as follows (in millions):

	Gross
	Carrying	Accumulated
	Amount	Amortization	Net
December 31, 2008
Finite-Lived Intangible Assets:
Customer Contracts and Relationships	$743	$(325)	$418
Patents and Developed Technology	141	(52)	89
	884	(377)	507
Indefinite-Lived Intangible Assets:
Vyvx Trade Name	32	—	32
Wireless Licenses	20	—	20
	$936	$(377)	$559
December 31, 2007
Finite-Lived Intangible Assets:
Customer Contracts and Relationships	$772	$(248)	$524
Patents and Developed Technology	141	(37)	104
	913	(285)	628
Indefinite-Lived Intangible Assets:
Vyvx Trade Name	32	—	32
Wireless Licenses	20	—	20
	$965	$(285)	$680

Acquired finite-lived intangible asset amortization expense was $99 million in 2008, $104 million in 2007 and $78 million 2006.

During 2007, the Company changed the estimated useful lives of certain of its customer-related intangible assets that were established in periods prior to 2007, which resulted in a net increase in amortization expense of approximately $9 million for the year ended December 31, 2007, or less than a $0.01 per basic and diluted share.

The weighted average useful lives of the Company’s acquired finite-lived intangible assets was 7.6 years for customer contracts and relationships and 9.0 years for patents and developed technology.

As of December 31, 2008, estimated amortization expense for the Company’s finite-lived acquisition-related intangible assets over the next five years and thereafter is as follows (in millions):

2009	$93
2010	92
2011	91
2012	69
2013	51
Thereafter	111
$507

(8) Restructuring and Impairment Charges

Changing economic and business conditions as well as organizational structure optimization efforts have caused the Company to initiate various workforce reductions resulting in involuntary employee terminations. The Company has also initiated multiple workforce reductions resulting from the integration of acquired companies. Restructuring charges totaled $25 million in 2008, $11 million in 2007 and $5 million in 2006.

During the fourth quarter of 2008, the Company initiated a workforce reduction of approximately 400 employees, or 7% of the Company’s total employee base, and incurred a restructuring charge of $12 million, all of which related to the communications business. The workforce reductions relate to multiple levels within the organization and across multiple locations within North America. The terms of the workforce reduction, including the involuntary termination benefits to be received by affected employees, were communicated by the Company in the fourth quarter of 2008. The Company expects to conclude this workforce reduction in the first quarter of 2009. As of December 31, 2008, none of the $12 million of involuntary termination benefits was paid and are recorded in accrued payroll and employee benefits on the consolidated balance sheets.

All of the activities related to the Company’s prior restructurings were completed as of December 31, 2008.

Impairment charges classified within restructuring and impairment charges on the consolidated statements of operations totaled zero in 2008, $1 million in 2007 and $8 million in 2006. In 2006, the Company recognized $4 million of non-cash impairment charges as a result of the decision to terminate projects for certain voice services and certain information technology projects in the Communications business which had been previously capitalized. These projects had identifiable costs which the Company was able to separate for impairment. The costs incurred for these projects, including capitalized labor, were impaired as the carrying value of these projects were no longer expected to provide future benefit to the Company. In addition, the Company recognized $4 million of non-cash impairment charges primarily related to excess land of the communications business held for sale in Germany in 2006. This charge resulted from the difference between the recorded carrying value and the estimated market value of the land. During the third quarter of 2007, the Company reclassified the excess land in Germany as property, plant and equipment due to the fact the land had not been sold and was no longer being actively marketed for sale.

The Company also has accrued contract termination costs of $49 million as of December 31, 2008, for facility lease costs, primarily in North America, that the Company continues to incur without economic benefit. Accrued contract termination costs are recorded in other liabilities (current and non-current) in the consolidated balance sheets. The Company expects to pay the majority of these costs through 2018. The Company incurred charges of approximately $11 million in 2008 as the Company ceased using additional facilities and as a result of revisions to the estimated cash flows for certain facility subleases. The Company did not incur any such charges in 2007 or 2006. The Company records charges for contract termination costs within selling, general and administrative expenses in the consolidated statements of operations.

(9) Fair Value

SFAS No. 157 defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of nonperformance.

Fair Value Hierarchy

SFAS No. 157 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. SFAS No. 157 establishes three levels of inputs that may be used to measure fair value:

Level 1—Quoted prices in active markets for identical assets or liabilities. As of December 31, 2008, the Company did not have any Level 1 assets or liabilities that are measured at fair value on a recurring basis.

Level 2—Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which all significant inputs are observable or can be derived principally from or corroborated by observable market data for substantially the full term of the assets or liabilities. Level 2 liabilities that are measured at fair value on a recurring basis include the Company’s interest rate swap agreements and other derivative contracts.

The interest rate swaps are priced using discounted cash flow techniques that use observable market inputs, such as LIBOR-based yield curves, forward rates, and credit ratings. The embedded derivative contracts are priced using inputs that are observable in the market, such as the Company’s current and historical stock prices, risk-free interest rates, credit ratings and other contractual terms of certain of the Company’s convertible debt.

Level 3—Unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities. The Company does not have any SFAS No. 157 Level 3 assets or liabilities that are measured at fair value on a recurring basis.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

Assets and liabilities measured at fair value on a recurring basis consisted of the following types of instruments as of December 31, 2008 (in millions):

Significant Other
Observable
Inputs (Level 2)
Interest Rate Swap Liabilities (included in other non-current liabilities)	$97
Embedded Derivative Contracts (included in other non-current liabilities)	13
Total Liabilities Measured at Fair Value	$110

(10) Financial Instruments

Available for Sale Investments

The Company did not have any material available-for-sale investments as of December 31, 2008.

At December 31, 2007, marketable securities totaling $9 million consisted of an investment in the common stock of Infinera Corporation (“Infinera”). The fair value of the Infinera investment as of December 31, 2007 was $9 million. For the year ended December 31, 2007, an unrealized gain of $7 million was recorded on the investment in Infinera and is included in other comprehensive income (loss).

In 2007, the Company sold approximately 80% of its investment in Infinera, received proceeds of $45 million and recognized a gain on the sale of $37 million. In 2008, the Company sold the remainder of its investment in Infinera, received proceeds of approximately $4 million and recognized a gain on the sale of $2 million.

The cost of the equity securities used in computing the unrealized and realized gains is determined by specific identification. Fair values are estimated based on quoted market prices for the securities.

The Company recognized gains of $2 million from the sale of marketable equity securities in 2006.

Restricted Cash and Securities

Restricted cash and securities consists primarily of cash and investments that serve to collateralize outstanding letters of credit, long-term debt and certain performance and operating obligations of the Company, as well as cash and investments restricted to fund certain reclamation liabilities of the Company. Restricted cash and securities are recorded in other assets (current or non-current) in the consolidated balance sheets depending on the duration of the restriction and the purpose for which the restriction exists.

The cost and fair value of restricted cash and securities totaled $130 million at December 31, 2008 and $127 million at December 31, 2007.

Cash Flow Hedges

The Company has floating rate long-term debt (see Note 11). These obligations expose the Company to variability in interest payments due to changes in interest rates. If interest rates increase, interest expense increases. Conversely, if interest rates decrease, interest expense also decreases. On March 13, 2007, Level 3 Financing Inc., the Company’s wholly owned subsidiary, entered into two interest rate swap agreements to hedge the interest payments on $1 billion notional amount of floating rate debt. The two interest rate swap agreements are with different counterparties and are for $500 million each. The transactions were effective beginning April 13, 2007 and mature on January 13, 2014. Under the terms of the interest rate swap transactions, the Company receives interest payments based on rolling three month LIBOR terms and pays interest at the fixed rate of 4.93% under one arrangement and 4.92% under the other. The Company has designated the interest rate swap agreements as a cash flow hedge on the interest payments for $1 billion of floating rate debt. The Company evaluates the effectiveness of the hedge on a quarterly basis. The Company measures effectiveness by offsetting the change in the variable portion of the interest rate swaps with the changes in interest expense paid due to fluctuations in the LIBOR-based interest rate. The Company recognizes any ineffective portion of the hedge in the consolidated statements of operations. Hedge ineffectiveness for the Company’s cash flow hedges was not material in any period presented.

The fair value of the interest rate swap agreements was a liability of $97 million as of December 31, 2008 and a liability of $37 million as of December 31, 2007. Unrealized losses of $60 million in 2008 and $37 million in 2007 were recorded on the interest rate swap agreements and are included in other comprehensive income (loss). The change in the fair value of the interest rate swap agreements is reflected in other comprehensive income (loss) due to the fact that the interest rate swap agreements are designated as an effective cash flow hedge of $1 billion notional amount of the Company’s floating rate debt.

(11) Long-Term Debt

As of December 31, 2008 and 2007, long-term debt was as follows (in millions):

(dollars in millions)	2008	2007
Senior Secured Term Loan due 2014	$1,400	$1,400
Senior Notes due 2008 (11.0%)	—	20
Senior Euro Notes due 2008 (10.75%)	—	5
Senior Notes due 2010 (11.5%)	13	13
Fair value adjustment on Senior Notes due 2010	—	(1)
Senior Notes due 2011 (10.75%)	3	3
Floating Rate Senior Notes due 2011 (9.459% as of December 31, 2008)	6	6
Issue discount on Senior Notes due 2011	—	—
Senior Notes due 2013 (12.25%)	550	550
Issue discount on Senior Notes due 2013	(2)	(2)
Senior Notes due 2014 (9.25%)	1,250	1,250
Issue premium on Senior Notes due 2014	9	10
Floating Rate Senior Notes due 2015 (6.845% as of December 31, 2008)	300	300
Senior Notes due 2017 (8.75%)	700	700
Convertible Senior Notes due 2010 (2.875%)	192	374
Convertible Senior Notes due 2011 (5.25%)	330	345
Debt discount on 5.25% Convertible Senior Notes due 2011	(89)	(115)
Convertible Senior Notes due 2011 (10.0%)	228	275
Convertible Senior Notes due 2012 (3.5%)	326	335
Debt discount on 3.5% Convertible Senior Notes due 2012	(69)	(86)
Convertible Senior Notes due 2013 (15.0%)	400	—
Convertible Senior Discount Notes due 2013 (9.0%)	295	295
Convertible Subordinated Notes due 2009 (6.0%)	181	362
Convertible Subordinated Notes due 2010 (6.0%)	308	514
Debt discount due to embedded derivative contracts	(4)	—
Commercial Mortgage due 2010 (6.86%)	69	69
Capital leases	35	41
	6,431	6,663
Less current portion	(186)	(32)
	$6,245	$6,631

The estimated fair value of the Company’s long-term debt, including the conversion features of its debt issuances subject to FASB Staff Position (“FSP”) No. APB 14-1 “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”), approximated $4.0 billion at December 31, 2008 and $6.3 billion at December 31, 2007. The fair values of the Company’s long-term debt were estimated using the December 31, 2008 and December 31, 2007 average of the bid and ask trading quotes. The Commercial Mortgage does not trade. The fair value of this instrument is assumed to approximate its carrying value as of December 31, 2008 and December 31, 2007. The 9% Convertible Senior Discount Notes due 2013, the 10% Convertible Senior Notes due 2011, and the 15% Convertible

Senior Notes due 2013 are not traded in an active market. The fair value of these notes were calculated using a Black-Scholes valuation model to value the equity portion of the security and market yields on other Level 3 traded debt of similar characteristics and discounted cash flows to value the debt portion of the security. The 11.5% Senior Notes due 2010, Floating Rate Notes due 2011 and the 10.75% Senior Notes due 2011 are not actively traded debt instruments. The estimated fair value of these debt instruments was derived using market yields on other Level 3 traded debt of similar characteristics and discounted cash flows.

2008 Debt Issuances

In December 2008, the Company issued $400 million aggregate principal amount of its 15% Convertible Senior Notes due 2013 and received gross proceeds of $400 million. Accrued but unpaid debt issuance costs are expected to be approximately $3 million. The proceeds from this issuance were primarily used to repurchase, through tender offers, a portion of the Company’s 6% Convertible Subordinated Notes due 2009, 6% Convertible Subordinated Notes due 2010 and 2.875% Convertible Senior Notes due 2010. See a detailed description of the notes below.

2008 Debt Repurchases

In September 2008, in various transactions, the Company repurchased $39 million aggregate principal amount of its 6% Convertible Subordinated Notes due 2009 at discounts to the principal amount and recognized a net gain on extinguishment of debt of $1 million. Unamortized debt issuance costs totaled less than $1 million and accrued interest paid at the time of repurchase totaled less than $1 million.

In September 2008, the Company repurchased $32 million aggregate principal amount of its 6% Convertible Subordinated Notes due 2010 at a discount to the principal amount and recognized a net gain on extinguishment of debt of $2 million. Unamortized debt issuance costs totaled less than $1 million and accrued interest paid at the time of repurchase totaled $1 million.

In December 2008, in connection with the issuance of the 15% Convertible Senior Notes due 2013, the Company repurchased using $336 million in cash, through tender offers $460 million aggregate principal amount of various issues of its convertible debt securities at discounts to par and recognized a gain on the extinguishment of debt of approximately $122 million. The gain consisted of a $124 million cash gain, which was partially offset by $2 million in unamortized debt issuance costs. Accrued interest paid at the time of repurchase totaled $7 million.

The December 2008 debt repurchases consisted of the following:

•                  $163 million of 2.875% Convertible Senior Notes due 2010;

•                  $173 million of 6% Convertible Subordinated Notes due 2010; and

•                  $124 million of 6% Convertible Subordinated Notes due 2009.

2008 Debt for Equity Exchanges

On multiple dates in October 2008, the Company entered into exchange agreements with holders of various issues of its convertible debt and issued approximately 48 million shares of Level 3 common stock in exchange for approximately $108 million aggregate principal amount of its convertible debt securities. The shares of the Company’s common stock are exempt from registration pursuant to Section 3(a)(9) under the Securities Act of 1933, as amended. These transactions were considered to be induced conversions in accordance with SFAS No. 84 “Induced Conversions of Convertible Debt—An Amendment of APB Opinion No. 26” (“SFAS No. 84”) and as a result, the Company recorded a non-cash loss in the fourth quarter of 2008 on the exchange of the $108 million aggregate principal amount of convertible debt securities of approximately $36 million, consisting of $35 million of debt conversion expense, net and $1 million of previously capitalized debt issuance costs. The loss was recorded in gain (loss) on extinguishment of debt in the consolidated statements of operations.

The fourth quarter 2008 exchange transactions consisted of the following:

•                  $18 million of 6% Convertible Subordinated Notes due 2009;

•                  $47 million of 10% Convertible Senior Notes due 2011;

•                  $19 million of 2.875% Convertible Senior Notes due 2010;

•                  $15 million of 5.25% Convertible Senior Notes due 2011; and

•                  $9 million of 3.5% Convertible Senior Notes due 2012.

2008 Debt Repayments

During March 2008, Level 3 Communications, Inc. repaid the remaining $20 million of outstanding 11% Senior Notes due 2008 and $6 million (€4 million) of outstanding 10.75% Senior Euro Notes due 2008. The Company also made capital lease and commercial mortgage payments of approximately $6 million in 2008.

2007 Debt for Equity Exchanges

In January 2007, in two separate transactions, Level 3 completed the exchange of $605 million in aggregate principal amount of its 10% Convertible Senior Notes due 2011 for a total of 197 million shares of Level 3’s common stock. The shares of the Company’s common stock are exempt from registration pursuant to Section 3(a)(9) under the Securities Act of 1933, as amended. The Company recognized a $177 million loss on extinguishment of debt for the exchanges. Included in the loss was approximately $1 million of unamortized debt issuance costs.

2007 Redemptions and Repurchases

In March 2007, the Company redeemed using cash the entire $722 million of outstanding principal amount of the following debt issuances and recognized a loss on extinguishment of debt totaling $54 million on the redemption transactions.

•                  Redeemed $488 million of outstanding 12.875% Senior Notes due 2010 at a price equal to 102.146% of the principal amount and recognized a $12 million loss on extinguishment of debt consisting of a $10 million cash loss and $2 million in unamortized debt issuance costs. Accrued interest paid at the time of redemption totaled less than $1 million.

•                  Redeemed $96 million of outstanding 11.25% Senior Notes due 2010 at a price equal to 101.875% of the principal amount and recognized a $3 million loss on extinguishment of debt consisting of a $2 million cash loss and $1 million in unamortized debt issuance costs. Accrued interest paid at the time of redemption totaled less than $1 million.

•                  Redeemed $138 million (€104 million) of outstanding 11.25% Senior Euro Notes due 2010 at a price equal to €101.875 per €1,000 of principal amount and recognized a $39 million loss on extinguishment of debt consisting of a $38 million cash loss and $1 million in unamortized debt issuance costs. Accrued interest paid at the time of redemption totaled less than $1 million (less than €1 million).

In March 2007, the respective issuers repurchased using cash, through tender offers, $941 million of the outstanding principal amounts of the following debt issuances and recognized a loss on extinguishment of debt totaling $186 million on the repurchase transactions.

•                  Repurchased $144 million of its outstanding Floating Rate Senior Notes due 2011 at a price equal to $1,080 per $1,000 principal amount of the notes, which included $1,050 as the tender offer consideration and $30 as a consent payment, and recognized an $18 million loss on extinguishment of debt consisting of a $12 million cash loss and $6 million in unamortized debt issuance costs and unamortized discount. Accrued interest paid at the time of repurchase totaled $8 million.

•                  Repurchased $59 million of its outstanding 11% Senior Notes due 2008 at a price equal to $1,054.28 per $1,000 principal amount of the notes, which included $1,024.28 as the tender offer consideration and $30 as a consent payment, and recognized a $3 million loss on extinguishment of debt consisting of a $3 million cash loss and less than $1 million in unamortized debt issuance costs. Accrued interest paid at the time of repurchase totaled $3 million.

•                  Repurchased $677 million of its outstanding 11.5% Senior Notes due 2010 at a price equal to $1,115.26 per $1,000 principal amount of the notes, which included $1,085.26 as the tender offer consideration and $30 as a consent payment, and recognized a $141 million loss on extinguishment of debt consisting of a $78 million cash loss and $63 million in unamortized debt issuance costs and unamortized discount. Accrued interest paid at the time of repurchase totaled $3 million.

•                  Repurchased $61 million (€46 million) of its outstanding 10.75% Senior Euro Notes due 2008 at a price equal to €1,061.45 per €1,000 of principal amount of the notes, which included €1,031.45 as the tender offer consideration and €30 as a consent payment, and recognized a $24 million loss on extinguishment of debt consisting of a $24 million cash loss and less than $1 million in unamortized debt issuance costs. Accrued interest paid at the time of repurchase totaled $3 million (€2 million).

In connection with the tender offers completed in the first quarter of 2007, Level 3 and Level 3 Financing, Inc. (“Level 3 Financing”), a wholly owned subsidiary of the Company, obtained consents to certain proposed amendments to the respective indentures governing the notes that are subject to the tender offer transactions described above to eliminate substantially all of the covenants, amend certain repurchase rights, certain discharge rights and certain events of default and related provisions contained in those indentures.

On February 23, 2007, Level 3 Financing completed a consent solicitation with respect to certain amendments to the indenture governing Level 3 Financing’s outstanding 12.25% Senior Notes due 2013 that allowed for the incurrence of debt based upon a multiple of cash flow available for fixed charges on a “pro forma” basis giving effect to any acquisition, merger or consolidation completed prior to February 1, 2007. Additional debt as permitted under the amended indenture was incurred in March 2007. In connection with the consent solicitation, the Company paid consent fees totaling approximately $2 million which were capitalized as additional debt issuance costs and will be amortized over the remaining life of the related debt issuances using the effective interest method.

2007 Debt Refinancings

In March 2007, Level 3 Financing refinanced its senior secured credit agreement and received net proceeds of $1.382 billion. The proceeds from this transaction were used to repay the existing $730 million Senior Secured Term Loan due 2011 and other debt. The effect of this transaction was to increase the amount of senior secured debt from $730 million to $1.4 billion, reduce the interest rate on that debt from the London Interbank Offering Rate (“LIBOR”) plus 3.00% to LIBOR plus 2.25% and extend the final maturity from 2011 to 2014. The Company recognized a $10 million loss on this transaction related to unamortized debt issuance costs. See a detailed description of the Senior Secured Term Loan due 2014 below.

Senior Secured Term Loan due 2014

On March 13, 2007, Level 3, as guarantor, Level 3 Financing, as borrower, Merrill Lynch Capital Corporation, as administrative agent and collateral agent, and certain other agents and certain lenders entered into a Credit Agreement, pursuant to which the lenders extended a $1.4 billion senior secured term loan (“Senior Secured Term Loan due 2014”) to Level 3 Financing. The term loan matures on March 13, 2014 and has an interest rate of LIBOR plus an applicable margin of 2.25% per annum and is payable in cash at the end of each LIBOR period elected in arrears, beginning July 13, 2007, provided that in the case of a six month interest period, interim interest payments are required at the end of the first three months. The borrower has the option of electing one, two, three or six month LIBOR at the end of each interest rate period and may elect different options with respect to different portions of the affected borrowing. The interest rate on $1.0 billion of the Senior Secured Term Loan due 2014 resets quarterly and was 7.0% as of December 31, 2008. The interest rate on the remaining $400 million of the Senior Secured Term Loan due 2014 currently is reset monthly and was 7.0% as of December 31, 2008. As of December 31, 2007, the interest rate on the entire $1.4 billion of the Senior Secured Term Loan due 2014 was 7.49%

Level 3 Financing’s obligations under this term loan are, subject to certain exceptions, secured by certain assets of the Company and certain of the Company’s material domestic subsidiaries that are engaged in the telecommunications business. The Company and these subsidiaries have also guaranteed the obligations of Level 3 Financing under the Senior Secured Term Loan due 2014. During the second quarter of 2007, Level 3 Communications, LLC and its material domestic subsidiaries obtained all material governmental authorizations and consents required in order for them to pledge certain of their assets and guarantee the Senior Secured Term Loan due 2014. The guarantee was entered into by Level 3 Communications, LLC and its material domestic subsidiaries on June 28, 2007.

The Senior Secured Term Loan due 2014 includes certain negative covenants which restrict the ability of the Company, Level 3 Financing and any restricted subsidiary to engage in certain activities. The Senior Secured Term Loan due 2014 also contains certain events of default. It does not require the Company or Level 3 Financing to maintain specific financial ratios or other financial metrics.

Level 3 used a portion of the original net proceeds after transaction costs to repay Level 3 Financing’s $730 million Senior Secured Term Loan due 2011 under that certain credit agreement dated June 27, 2006. In addition, Level 3 used a portion of the net proceeds to fund the purchase of certain of its existing debt securities.

Debt issuance costs of $18 million were capitalized and are being amortized to interest expense over the term of the Senior Secured Term Loan due 2014 using the effective interest method. As a result of amortization, the capitalized debt issuance costs have been reduced to $14 million at December 31, 2008.

11.5% Senior Notes Due 2010

In January 2006, Level 3 Communications, Inc. issued $692 million aggregate principal amount of its 11.5% Senior Notes due 2010. The fair value of the 11.5% Senior Notes due 2010 was approximately $73 million less than the face amount of the debt. The accretion of the $73 million discount is being reflected as interest expense in using the effective interest method. The 11.5% Senior Notes due 2010 were recorded at their fair value on the transaction date and accrete to their face value at maturity.

The 11.5% Senior Notes are senior unsecured obligations of the Company, ranking equal in right of payment to all other senior unsecured obligations of the Company. The 11.5% Senior Notes due 2010 mature on March 1, 2010, and bear interest at a rate per annum equal to 11.5%. Interest on the notes is payable on March 1 and September 1 of each year, beginning on September 1, 2006. The Company may redeem some or all of the 11.5% Senior Notes due 2010 at any time on or after March 1, 2009, at 100% of their principal amount plus accrued interest.

In March 2007, the Company repurchased $677 million of its outstanding 11.5% Senior Notes due 2010 at a price equal to $1,115.26 per $1,000 principal amount of the notes, which included $1,085.26 as the tender offer consideration and $30 as a consent payment, and recognized a $141 million loss on extinguishment of debt consisting of a $78 million cash loss and $63 million in unamortized debt issuance costs and unamortized discount. Accrued interest paid at the time of repurchase totaled $3 million. As of December 31, 2008, a total of $13 million aggregate principal amount remains outstanding.

Debt issuance costs of $11 million were originally capitalized and were being amortized to interest expense over the term of the 11.5% Senior Notes due 2010. As a result of amortization and debt repurchases, the capitalized debt issuance costs have been reduced to less than $1 million at December 31, 2008.

10.75% Senior Notes due 2011

In October 2003, Level 3 Financing received $486 million of net proceeds from a private placement offering of $500 million aggregate principal amount of its 10.75% Senior Notes due 2011 (“10.75% Senior Notes”). As of December 31, 2008, a total of $497 million aggregate principal amount of the 10.75% Senior Notes had been redeemed. Interest on the notes accrues at 10.75% per year and is payable in arrears on April 15 and October 15 each year in cash. These notes are guaranteed by Level 3 Communications, LLC and Level 3 Communications, Inc. (See Note 16).

The 10.75% Senior Notes are subject to redemption at the option of Level 3 Financing, in whole or in part, at any time or from time to time, plus accrued and unpaid interest thereon to the redemption date, if redeemed during the twelve months beginning October 15, of the years indicated below:

Year	Redemption Price
2008	102.688%
2009 and thereafter	100.000%

On December 27, 2006, Level 3 Financing entered into a Supplemental Indenture, which modified the original indenture dated as of October 1, 2003 (“10.75% Note Indenture”), among Level 3, as Guarantor, Level 3 Financing, as issuer, and The Bank of New York, as Trustee, relating to the 10.75% Notes. Pursuant to the Supplemental Indenture, the 10.75% Note Indenture was amended to eliminate substantially all of the covenants, certain repurchase rights and certain events of default and related provisions contained in the 10.75% Note Indenture.

The 10.75% Senior Notes are senior, unsecured obligations of Level 3 Financing, ranking pari passu with all existing and future senior unsecured indebtedness of Level 3 Financing.

Debt issuance costs of $14 million were originally capitalized and are being amortized to interest expense over the term of the 10.75% Senior Notes. As a result of amortization and repurchases, the capitalized debt issuance costs have been reduced to less than $1 million at December 31, 2008.

Floating Rate Senior Notes due 2011

On March 14, 2006, Level 3 Communications, Inc., as guarantor and Level 3 Financing, as borrower, entered into an indenture with the Bank of New York, as trustee, and issued $150 million aggregate principal amount of floating rate senior notes due 2011 (“Floating Rate Senior Notes due 2011”) in a private offering. After transaction costs, the Company received net proceeds associated with this offering of $142 million.

In March 2007, the Company repurchased $144 million of its outstanding Floating Rate Senior Notes due 2011 at a price equal to $1,080 per $1,000 principal amount of the notes, which included $1,050 as the tender offer consideration and $30 as a consent payment, and recognized an $18 million loss on extinguishment of debt consisting of a $12 million cash loss and $6 million in unamortized debt issuance costs and unamortized discount. Accrued interest paid at the time of repurchase totaled $8 million.

The Floating Rate Senior Notes due 2011 rank equal in right of payment with all other senior unsecured obligations of Level 3 Financing and have an initial interest rate equal to the six month London Interbank Offered Rate (“LIBOR”), plus 6.375%, which will be reset semi-annually. Interest on the notes is payable on March 15 and September 15 of each year, beginning on September 15, 2006. The interest rate was 9.46% at December 31, 2008. The Floating Rate Senior Notes due 2011 were priced at 96.782% of par and will mature on March 15, 2011. The discount, after the debt repurchase is less than $1 million and is reflected as a reduction in long-term debt and is being amortized as interest expense over the term of the Floating Rate Senior Notes due 2011 using the effective interest method. These notes are guaranteed by Level 3 Communications, Inc. and Level 3 Communications, LLC (See Note 16).

The Floating Rate Senior Notes due 2011 are subject to redemption at the option of Level 3 Financing in whole or in part, at any time or from time to time, on or after March 15, 2008 at the redemption prices (expressed as a percentage of principal amount) set forth below, plus accrued and unpaid interest thereon to the redemption date, if redeemed during the twelve months beginning March 15, of the years indicated below:

Year	Redemption Price
2008	102.0%
2009	101.0%
2010	100.0%

Debt issuance costs of $3 million were capitalized and are being amortized over the term of the Floating Rate Senior Notes due 2011 using the effective interest method. As a result of amortization and the debt repurchase, the capitalized debt issuance costs have been reduced to less than $1 million at December 31, 2008.

12.25% Senior Notes due 2013

On March 14, 2006, Level 3 Communications, Inc., as guarantor and Level 3 Financing, as borrower, entered into an indenture with the Bank of New York, as trustee, and issued $250 million aggregate principal amount of 12.25% senior notes due 2013 (“12.25% Senior Notes due 2013”) in a private offering.

On April 6, 2006, the Company issued $300 million aggregate principal amount of 12.25% Senior Notes due 2013 in a private offering. These notes, together with the $250 million aggregate principal amount of 12.25% Senior Notes due 2013 issued on March 14, 2006, are treated under the same indenture as a single series of notes. The Company received net proceeds of $538 million associated with the 12.25% Senior Notes due 2013.

The 12.25% Senior Notes due 2013 are senior unsecured obligations of Level 3 Financing, ranking equal in right of payment with all other senior unsecured obligations of Level 3 Financing. These notes are guaranteed by Level 3 Communications, Inc. and Level 3 Communications, LLC (See Note 16). The notes will mature on March 15, 2013. Interest on the notes accrues at 12.25% per year and is payable on March 15 and September 15 of each year, beginning on

September 15, 2006. The $250 million of 12.25% Senior Notes due 2013 issued on March 14, 2006 were priced at 96.618% of par. The $300 million of 12.25% Senior Notes due 2013 issued on April 6, 2006 were priced at 102% of par. The resulting net discount for the two issuances of approximately $2 million is reflected as a reduction in long-term debt and is being amortized as interest expense over the remaining term of the 12.25% Senior Notes due 2013 using the effective interest method.

The 12.25% Senior Notes due 2013 are subject to redemption at the option of Level 3 Financing in whole or in part, at any time or from time to time, on or after March 15, 2010 at the redemption prices (expressed as a percentage of principal amount) set forth below, plus accrued and unpaid interest thereon to the redemption date, if redeemed during the twelve months beginning March 15, of the years indicated below:

Year	Redemption Price
2010	106.125%
2011	103.063%
2012	100.000%

The 12.25% Senior Notes due 2013 contain certain covenants, which among other things, limit additional indebtedness, dividend payments, certain investments and transactions with affiliates.

Debt issuance costs of approximately $11 million were capitalized and are being amortized over the term of the 12.25% Senior Notes due 2013. As a result of amortization, the capitalized debt issuance costs have been reduced to $10 million at December 31, 2008.

9.25% Senior Notes Due 2014

On October 30, 2006, Level 3 Communications, Inc., as guarantor and Level 3 Financing, Inc. as borrower, received $588 million of net proceeds after transaction costs, from a private offering of $600 million aggregate principal amount of its 9.25% Senior Notes due 2014 (“9.25% Senior Notes Due 2014”). On December 13, 2006, Level 3 Communications, Inc., as guarantor and Level 3 Financing, Inc. as borrower, received $661 million of net proceeds after transaction costs and accrued interest, for a second offering of $650 million aggregate principal amount of 9.25% Senior Notes due 2014. These notes together with the $600 million aggregate principal amount of 9.25% Senior Notes due 2014 issued on October 30, 2006 were issued under the same indenture and will be treated as a single series of notes. The Company received total net proceeds of $1.239 billion (excluding prepaid interest).

The 9.25% Senior Notes due 2014 are senior unsecured obligations of Level 3 Financing, ranking equal in right of payment with all other senior unsecured obligations of Level 3 Financing. These notes are guaranteed by Level 3 Communications, Inc. (See Note 16). The notes will mature on November 1, 2014. Interest on the 9.25% Senior Notes Due 2014 accrues at 9.25% interest per year and is payable semi-annually in cash on May 1 and November 1 beginning May 1, 2007. The $600 million of 9.25% Senior Notes due 2014 issued on October 30, 2006 were priced at par. The $650 million of 9.25% Senior Notes due 2014 issued on December 13, 2006 were priced at 101.75% of par plus accrued interest from October 30, 2006, representing an effective yield of 8.86% to the purchasers of these senior notes. The resulting premium of the two issuances of approximately $11 million is reflected as an increase to long-term debt and is being amortized as a reduction to interest expense over the remaining term of the 9.25% Senior Notes due 2014 using the effective interest method. As of December 31, 2008, the premium remaining was approximately $9 million.

The 9.25% Senior Notes Due 2014 are subject to redemption at the option of Level 3 Financing in whole or in part, at any time or from time to time, on or after November 1, 2010 at the redemption prices (expressed as a percentage of principal amount) set forth below, plus accrued and unpaid interest thereon to the redemption date, if redeemed during the twelve months beginning November 1, of the years indicated below:

Year	Redemption Price
2010	104.625%
2011	102.313%
2012	100.000%

At any time or from time to time on or prior to November 1, 2009, Level 3 Financing may redeem up to 35% of the original aggregate principal amount of the 9.25% Senior Notes Due 2014 at a redemption price equal to 109.25% of the principal amount of those notes so redeemed, plus accrued and unpaid interest thereon (if any) to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), with the net cash proceeds contributed to the capital of Level 3 Financing of one or more private placements to persons other than affiliates of Level 3 or underwritten public offerings of common stock of Level 3 resulting, in each case, in gross proceeds of at least $100 million in the aggregate; provided, however, that at least 65% of the original aggregate principal amount of the 9.25% Senior Notes Due 2014 would remain outstanding immediately after giving effect to such redemption. Any such redemption shall be made within 90 days of such private placement or public offering upon not less than 30 nor more than 60 days’ prior notice.

The 9.25% Senior Notes due 2014 contain certain covenants, which among other things, limit additional indebtedness, dividend payments, certain investments and transactions with affiliates.

Debt issuance costs of approximately $23 million were capitalized and are being amortized over the term of the 9.25% senior Notes Due 2014. As a result of amortization, the capitalized debt issuance costs have been reduced to $18 million at December 31, 2008.

Floating Rate Senior Notes Due 2015 and 8.75% Senior Notes Due 2017

On February 14, 2007, Level 3 Financing received $982 million of net proceeds after transaction costs, from a private offering of $700 million aggregate principal amount of its 8.75% Senior Notes due 2017 (the “8.75% Senior Notes”) and $300 million aggregate principal amount of its Floating Rate Senior Notes due 2015 (the “2015 Floating Rate Senior Notes”). The 8.75% Senior Notes and the 2015 Floating Rate Senior Notes are senior unsecured obligations of Level 3 Financing, ranking equal in right of payment with all other senior unsecured obligations of Level 3 Financing. Level 3 Communications, Inc. and Level 3 Communications, LLC have guaranteed the 8.75% Senior Notes and the 2015 Floating Rate Senior Notes (See Note 16). Interest on the 8.75% Senior Notes accrues at 8.75% interest per year and is payable semi-annually in cash on February 15th and August 15th beginning August 15, 2007. The principal amount of the 8.75% Senior Notes will be due on February 15, 2017. Interest on the 2015 Floating Rate Senior Notes accrues at LIBOR plus 3.75% per annum, reset semi-annually. The interest rate was 6.85% at December 31, 2008. Interest on the 2015 Floating Rate Senior notes is payable semi-annually in cash on February 15th and August 15th beginning August 15, 2007. The principal amount of the 2015 Floating Rate Senior Notes will be due on February 15, 2015.

At any time prior to February 15, 2012, Level 3 Financing may redeem all or a part of the 8.75% Senior Notes upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount of the 8.75% Senior Notes so redeemed plus the 8.75% Applicable Premium as of, and accrued and unpaid interest thereon (if any) to, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

With respect to the 8.75% Senor Notes, “8.75% Applicable Premium” means on any redemption date, the greater of (1) 1.0% of the principal amount of such 8.75% Senior Notes and (2) the excess, if any, of (a) the present value at such redemption date of (i) 104.375% of the principal amount of such 8.75% Senior Notes plus (ii) all required interest payments due on such 8.75% Senior Notes through February 15, 2012 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate (as defined in the indenture governing the 8.75% Senior Notes) as of such redemption date plus 50 basis points, over (b) the principal amount of such 8.75% Senior Notes.

The 8.75% Senior Notes are subject to redemption at the option of Level 3 Financing in whole or in part, at any time or from time to time, on or after February 15, 2012 at the redemption prices (expressed as a percentage of principal amount) set forth below, plus accrued and unpaid interest thereon to the redemption date, if redeemed during the twelve months beginning February 15, of the years indicated below:

Year	Redemption Price
2012	104.375%
2013	102.917%
2014	101.458%
2015	100.000%

At any time or from time to time on or prior to February 15, 2010, Level 3 Financing may redeem up to 35% of the original aggregate principal amount of the 8.75% Senior Notes at a redemption price equal to 108.75% of the principal amount of the 8.75% Senior Notes so redeemed, plus accrued and unpaid interest thereon (if any) to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), with the net cash proceeds contributed to the capital of Level 3 Financing of one or more private placements to persons other than affiliates of Level 3 or underwritten public offerings of common stock of Level 3 resulting, in each case, in gross proceeds of at least $100 million in the aggregate; provided, however, that at least 65% of the original aggregate principal amount of the 8.75% Senior Notes would remain outstanding immediately after giving effect to such redemption. Any such redemption shall be made within 90 days of such private placement or public offering upon not less than 30 nor more than 60 days’ prior notice.

At any time prior to February 15, 2009, Level 3 Financing may redeem all or a part of the Floating Rate Senior Notes, upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount of the Floating Rate Senior Notes so redeemed plus the Applicable Premium as of, and accrued and unpaid interest thereon (if any) to, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

With respect to the Floating Rate Senior Notes, “Applicable Premium” means, on any redemption date, the greater of (1) 1.0% of the principal amount of such Floating Rate Senior Notes and (2) the excess, if any, of (a) the present value at such redemption date of (i) the redemption price of 102% of the principal amount of such Floating Rate Senior Notes, plus (ii) all required interest payments due on such Floating Rate Senior Notes through February 15, 2009 (excluding accrued but unpaid interest to the redemption date), such interest payments to be determined in accordance with the indenture governing the Floating Rate Senior Notes assuming that LIBOR in effect on the date of the applicable redemption notice would be the applicable LIBOR in effect through February 15, 2009, computed using a discount rate equal to the Treasury Rate (as defined in the indenture governing the Floating Rate Senior Notes) as of such redemption date plus 50 basis points, over (b) the principal amount of such Floating Rate Senior Notes.

The Floating Rate Senior Notes are subject to redemption at the option of Level 3 Financing in whole or in part, at any time or from time to time, on or after February 15, 2009 at the redemption prices (expressed as a percentage of principal amount) set forth below, plus accrued and unpaid interest thereon to the redemption date, if redeemed during the twelve months beginning February 15, of the years indicated below:

Year	Redemption Price
2009	102.0%
2010	101.0%
2011	100.0%

At any time or from time to time on or prior to February 15, 2009, Level 3 Financing may redeem up to 35% of the original aggregate principal amount of the Floating Rate Senior Notes at a redemption price equal to 100.0% of the principal amount of the Floating Rate Senior Notes so redeemed, plus a premium equal to the interest rate on the Floating Rate Senior Notes applicable on the date that notice of the redemption is given, plus accrued and unpaid interest thereon (if any) to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), with the net cash proceeds contributed to the capital of Level 3 Financing of one or more private placements to persons other than affiliates of Level 3 or underwritten public offerings of common stock of Level 3 resulting, in each case, in gross proceeds of at least $100 million in the aggregate; provided, however, that at least 65% of the original aggregate principal amount of the Floating Rate Senior Notes would remain outstanding immediately after giving effect to such redemption. Any such redemption shall be made within 90 days of such private placement or public offering upon not less than 30 nor more than 60 days’ prior notice.

The 8.75% Senior Notes and the 2015 Floating Rate Senior Notes contain certain covenants, which among other things, limit additional indebtedness, dividend payments, certain investments and transactions with affiliates.

Debt issuance costs of approximately $16 million were capitalized and are being amortized over the term of the 8.75% Senior Notes due 2017. As a result of amortization, the capitalized debt issuance costs have been reduced to approximately $15 million at December 31, 2008.

Debt issuance costs of approximately $6 million were capitalized and are being amortized over the term of the Floating Rate Senior Notes due 2015. As a result of amortization, the capitalized debt issuance costs have been reduced to approximately $5 million at December 31, 2008.

2.875% Convertible Senior Notes due 2010

In July 2003, Level 3 Communications, Inc. completed the offering of $374 million aggregate principal amount of its 2.875% Convertible Senior Notes due 2010 (“2.875% Convertible Senior Notes”) in an underwritten public offering pursuant to the Company’s shelf registration statement. Interest on the notes accrues at 2.875% per year and is payable semi-annually in arrears in cash on January 15 and July 15, beginning January 15, 2004. The 2.875% Convertible Senior Notes are senior, unsecured obligations of Level 3 Communications, Inc., ranking pari passu with all existing and future senior unsecured debt. The 2.875% Convertible Senior Notes contain limited covenants, which restrict additional liens on assets of the Company.

On multiple dates in October 2008, the Company completed the exchange of $19 million in aggregate principal amount of its 2.875% Convertible Senior Notes for a total of 7 million shares of Level 3’s common stock. The shares of the Company’s common stock issued pursuant to these exchanges were exempt from registration pursuant to Section 3(a)(9) under the Securities Act of 1933, as amended. These transactions were considered to be induced conversions in accordance with SFAS No. 84 and as a result, the Company recorded a non-cash loss in the fourth quarter of 2008 on the exchange of the 2.875% Convertible Senior Notes of $8 million, consisting of approximately $8 million of debt conversion expense and less than $1 million of previously capitalized debt issuance costs. The loss was recorded in gain (loss) on extinguishment of debt in the consolidated statements of operations.

In December 2008, the Company repurchased using $101 million in cash, through tender offers, $163 million aggregate principal amount of its 2.875% Convertible Senior Notes at a price equal to $620 per $1,000 principal amount of the notes and recognized a gain on the extinguishment of debt of approximately $61 million. The gain consisted of a $62 million cash gain, which was partially offset by $1 million in unamortized debt issuance costs. Accrued interest paid at the time of repurchase totaled $2 million. The gain was recorded in gain (loss) on extinguishment of debt in the consolidated statements of operations.

The remaining 2.875% Convertible Senior Notes are convertible into shares of the Company’s common stock at a conversion rate of $7.18 per share, subject to certain adjustments. At any time and from time to time, the Company, at its option, may redeem for cash all or a portion of the notes. The Company may exercise this option only if the current market price for Level 3’s common stock for at least 20 trading days within any 30 consecutive trading day period exceeds prices ranging from 160% of the conversion price on July 15, 2008 decreasing to 150% of the conversion price on or after July 15, 2009. The Company would also be obligated to pay the holders of the redeemed notes a cash amount equal to the present value of all remaining scheduled interest payments.

Debt issuance costs of $13 million were originally capitalized and are being amortized to interest expense over the term of the 2.875% Convertible Senior Notes. As a result of amortization, exchanges and repurchases the capitalized debt issuance costs have been reduced to approximately $2 million at December 31, 2008.

5.25% Convertible Senior Notes due 2011

On December 2, 2004, Level 3 Communications, Inc. completed the offering of $345 million aggregate principal amount of its 5.25% Convertible Senior Notes due 2011 (“5.25% Convertible Senior Notes”) in a private offering. Interest on the notes accrues at 5.25% per year and is payable semi-annually in arrears in cash on June 15 and December 15, beginning June 15, 2005. The 5.25% Convertible Senior Notes are senior, unsecured obligations of Level 3 Communications, Inc., ranking pari passu with all existing and future senior unsecured debt of Level 3 Communications, Inc. The 5.25% Convertible Senior Notes contain limited covenants which restrict additional liens on assets of the Company.

In October 2008, the Company completed the exchange of $15 million in aggregate principal amount of its 5.25% Convertible Senior Notes, of which $11 million represented the carrying value, net of discount, for a total of 5 million shares of Level 3’s common stock. The shares of the Company’s common stock issued pursuant to this exchange were exempt from registration pursuant to Section 3(a)(9) under the Securities Act of 1933, as amended. This transaction was considered to be an induced conversion in accordance with SFAS No. 84. The Company recorded a net non-cash gain in the fourth quarter of 2008 on the exchange of the 5.25% Convertible Senior Notes of $2 million, of which $5 million represented the excess of the fair value of the liability component extinguished over its carrying value. This amount was partially offset by $3 million of induced conversion expense and less than $1 million of previously capitalized debt issuance costs. The gain was recorded in gain (loss) on extinguishment of debt in the consolidated statements of operations.

The remaining 5.25% Convertible Senior Notes are convertible, at the option of the holders, into shares of the Company’s common stock at a conversion rate of $3.98 per share, subject to certain adjustments. Upon conversion, the Company will have the right to deliver cash in lieu of shares of its common stock, or a combination of cash and shares of common stock. In addition, holders of the 5.25% Convertible Senior Notes will have the right to require the Company to repurchase the notes upon the occurrence of a change in control, as defined, at a price of 100% of the principal amount plus accrued interest and a make whole premium. As of December 31, 2008, the make whole premium privileges on the 5.25% Convertible Senior Notes had lapsed.

On or after December 15, 2008, Level 3, at its option, may redeem for cash all or a portion of the notes. The 5.25% Convertible Senior Notes are subject to redemption at the option of Level 3, in whole or in part, at any time or from time to time, on not more than 60 nor less than 30 days’ notice, on or after December 15, 2008, plus accrued and unpaid interest thereon to the redemption date, if redeemed during the twelve months beginning December 15, of the years indicated below:

Year	Redemption Price
2008	102.250%
2009	101.500%
2010 and thereafter	100.750%

Debt issuance costs of $6 million were originally capitalized and are being amortized to interest expense over the term of the 5.25% Convertible Senior Notes. As a result of amortization and exchanges, the remaining unamortized debt issuance costs were $2 million at December 31, 2008. The Company also incurred $5 million of issuance costs associated with the fair value of the conversion feature in the 5.25% Convertible Senior Notes, which were recorded as a reduction to additional paid-in capital in the consolidated balance sheets.

10% Convertible Senior Notes due 2011

In April 2005, Level 3 Communications, Inc. received $877 million of net proceeds, after giving effect to offering expenses, from an offering of $880 million aggregate principal amount of its 10% Convertible Senior Notes due 2011 (“10% Convertible Senior Notes”) to institutional investors. Interest on the notes accrues at 10% per year and will be payable semi-annually on May 1 and November 1 beginning on November 1, 2005. The 10% Convertible Senior Notes are unsecured unsubordinated obligations of Level 3 Communications, Inc., ranking pari passu with all existing and future unsecured unsubordinated debt of Level 3 Communications, Inc. The 10% Convertible Senior Notes contain limited covenants which restrict additional liens on assets of the Company.

In January 2007, in two separate transactions, Level 3 completed the exchange of $605 million in aggregate principal amount of its 10% Convertible Senior Notes due 2011 for a total of 197 million shares of Level 3’s common stock. The shares of the Company’s common stock issued pursuant to these announced exchanges are exempt from registration pursuant to Section 3(a)(9) under the Securities Act of 1933, as amended. The Company recognized a $177 million loss on extinguishment of debt for the exchanges. Included in the loss was approximately $1 million of unamortized debt issuance costs.

In October 2008, the Company completed the exchange of $47 million in aggregate principal amount of its 10% Convertible Senior Notes for a total of 22 million shares of Level 3’s common stock. The shares of the Company’s common stock issued pursuant to this exchange was exempt from registration pursuant to Section 3(a)(9) under the Securities Act of 1933, as amended. This transaction was considered to be an induced conversion in accordance with SFAS No. 84 and as a result, the Company recorded a non-cash loss in the fourth quarter of 2008 on the exchange of the 10% Convertible Senior Notes of $15 million, consisting of approximately $15 million of debt conversion expense and less than $1 million of previously capitalized debt issuance costs. The loss was recorded in gain (loss) on extinguishment of debt in the consolidated statements of operations.

The remaining 10% Convertible Senior Notes are convertible by holders at any time and from time to time into shares of Level 3 common stock at a conversion price of $3.60 per share (subject to adjustment in certain events). This is equivalent to a conversion rate of approximately 277.77 shares per $1,000 principal amount of notes. In addition, holders of the 10% Convertible Senior Notes will have the right to require the Company to repurchase the notes upon the occurrence of a change in control, as defined, at a price of 100% of the principal amount of the notes plus accrued interest and a make whole premium.

On or after May 1, 2009, Level 3, at its option, may redeem for cash all or a portion of the notes. The 10% Convertible Senior Notes are subject to redemption at the option of Level 3, in whole or in part, at any time or from time to time, on not more than sixty nor less than thirty days’ notice, on or after May 1, 2009, plus accrued and unpaid interest thereon to the redemption date, if redeemed during the twelve months beginning May 1, of the years indicated below:

Year	Redemption Price
2009	103.330%
2010 and thereafter	101.670%

Debt issuance costs of $3 million were originally capitalized and are being amortized to interest expense over the term of the 10% Convertible Senior Notes. As a result of amortization and exchanges, the capitalized debt issuance costs have been reduced to less than $1 million at December 31, 2008.

3.5% Convertible Senior Notes due 2012

On June 13, 2006 Level 3 Communications, Inc. received $326 million of net proceeds, after giving effect to offering expenses, from a public offering of $335 million aggregate principal amount of its 3.5% Convertible Senior Notes due 2012 (“3.5% Convertible Senior Notes”). The 3.5% Convertible Senior Notes were priced at 100% of the principal amount. The notes are senior unsecured obligations of the Company, ranking equal in right of payment with all the Company’s existing and future unsubordinated indebtedness. The 3.5% Convertible Senior Notes will mature on June 15, 2012. Interest on the notes is payable semi-annually in arrears on June 15 and December 15 of each year, beginning on December 15, 2006. The 3.5% Convertible Senior Notes contain limited covenants which restrict additional liens on assets of the Company.

In October 2008, the Company completed the exchange of $9 million in aggregate principal amount of its 3.5% Convertible Senior Notes, of which $7 million represented the carrying value, net of discount, for a total of 3 million shares of Level 3’s common stock. The shares of the Company’s common stock issued pursuant to this exchange was exempt from registration pursuant to Section 3(a)(9) under the Securities Act of 1933, as amended. This transaction was considered to be an induced conversion in accordance with SFAS No. 84. The Company recorded a net non-cash gain in the fourth quarter of 2008 on the exchange of the 3.5% Convertible Senior Notes of $1 million, of which $3 million represented the excess of the fair value of the liability component extinguished over its carrying value. This amount was partially offset by $2 million of induced conversion expense and less than $1 million of previously capitalized debt issuance costs. The gain was recorded in gain (loss) on extinguishment of debt in the consolidated statements of operations.

The remaining 3.5% Convertible Senior Notes will be convertible by holders at any time before the close of business on June 15, 2012 into shares of Level 3’s common stock at a conversion price of $5.46 per share (subject to adjustment in certain events). This is equivalent to a conversion rate of approximately 183.1502 shares of common stock per $1,000 principal amount of these notes. Upon conversion, the Company will have the right to deliver cash in lieu of shares of its common stock, or a combination of cash and shares of common stock. In addition, holders of the 3.5% Convertible Senior Notes will have the right to require the Company to repurchase the notes upon the occurrence of a change in control, as defined, at a price of 100% of the principal amount of the notes plus accrued interest. In addition, if a holder elects to convert its notes in connection with certain changes in control, Level 3 could be required to pay a make whole premium by increasing the number of shares deliverable upon conversion of the notes.

The 3.5% Convertible Senior Notes are subject to redemption at the option of Level 3, in whole or in part, at any time or from time to time, on not more than 60 nor less than 30 days’ notice, on or after June 15, 2010, plus accrued and unpaid interest thereon (if any) to the redemption date, if redeemed during the twelve months beginning June 15, of the years indicated below:

Year	Redemption Price
2010	101.17%
2011	100.58%

Debt issuance costs of $6 million were originally capitalized and are being amortized to interest expense over the term of the 3.5% Convertible Senior Notes. As a result of amortization and exchanges, the remaining unamortized debt issuance costs were $4 million at December 31, 2008. The Company also incurred $3 million of issuance costs associated with the fair value of the conversion feature in the 3.5% Convertible Senior Notes, which were recorded as a reduction to additional paid-in capital in the consolidated balance sheets.

15% Convertible Senior Notes Due 2013

On December 24, 2008 the Company received gross proceeds of $373.8 million and on December 31, 2008 the Company received gross proceeds of $26.2 million from the issuance of its $400 million 15% Convertible Senior Notes due 2013 (“15% Convertible Senior Notes”). Accrued but unpaid debt issuance costs are expected to be approximately $3 million and are being amortized to interest expense over the term of the 15% Convertible Senior Notes. The proceeds from this issuance were primarily used to repurchase, through tender offers, a portion of the Company’s 6% Convertible Subordinated Notes due 2009, 6% Convertible Subordinated Notes due 2010 and 2.875% Convertible Senior Notes due 2010. The 15% Convertible Senior Notes were priced at 100% of the principal amount. The 15% Convertible Senior Notes are unsecured and unsubordinated obligations and will rank equally with all the Company’s existing and future unsecured and unsubordinated indebtedness. The 15% Convertible Senior Notes will mature on January 15, 2013. Interest on the notes will accrue from the date of original issuance at a rate of 15% per year and will be payable on January 15 and July 15 of each year, beginning on January 15, 2009. The 15% Convertible Senior Notes contain limited covenants which restrict additional liens on assets of the Company.

The 15% Convertible Senior Notes are convertible by holders into shares of the Company’s common stock at an initial conversion price of $1.80 per share (which is equivalent to a conversion rate of 555.5556 shares of common stock per $1,000 principal amount of the 15% Convertible Senior Notes), subject to adjustment upon certain events, at any time before the close of business on January 15, 2013. If at any time following the date of original issuance of the 15% Convertible Senior Notes and prior to the close of business on January 15, 2013 the closing per share sale price of the Company’s common stock exceeds 222.2% of the conversion price then in effect for at least 20 trading days within any 30 consecutive trading day period, the 15% Convertible Senior Notes will automatically convert into shares of Level 3 common stock, plus accrued and unpaid interest (if any) to, but excluding the automatic conversion date, which date will be designated by the Company following such automatic conversion event.

Holders of the 15% Convertible Senior Notes may require the Company to repurchase all or any part of their notes upon the occurrence of a designated event at a price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest to, but excluding, the repurchase date, if any.

In addition, if a holder elects to convert its 15% Convertible Senior Notes in connection with certain changes in control, the Company could be required to pay a make-whole premium by increasing the number of shares deliverable upon conversion of such notes. Any make whole premium will have the effect of increasing the number of shares due to holders of the 15% Convertible Senior Notes upon conversion.

9% Convertible Senior Discount Notes due 2013

In October 2003, Level 3 Communications, Inc. issued $295 million aggregate principal amount at maturity of 9% Convertible Senior Discount Notes due 2013. Interest on the 9% Convertible Senior Discount Notes accretes at a rate of 9% per annum, compounded semiannually, to an aggregate principal amount of $295 million by October 15, 2007. Cash interest did not accrue on the 9% Convertible Senior Discount Notes prior to October 15, 2007. Commencing October 15, 2007, interest on the 9% Convertible Senior Discount Notes accrues at the rate of 9% per annum and is payable in cash semiannually in arrears. Accreted interest expense of $20 million for the year ended December 31, 2007 on the 9% Convertible Senior Discount Notes due 2013 was added to long-term debt.

The 9% Convertible Senior Discount Notes are convertible into shares of the Company’s common stock at a conversion rate of $9.99 per share, subject to certain adjustments. On or after October 15, 2008, the Company, at its option, may redeem for cash all or a portion of the notes. The Company may exercise this option only if the current market price for at least 20 trading days within any 30 consecutive trading day period exceeds 140% of the conversion price on October 15, 2008. This amount will be decreased to 130% and 120% on October 15, 2008 and 2010, respectively, if the initial holders sell greater than 33.33% of the notes. The Company is also obligated to pay the holders of the redeemed notes a cash amount equal to the present value of all remaining scheduled interest payments.

The 9% Convertible Senior Discount Notes are subject to conversion into common stock at the option of the holder, in whole or in part, at any time or from time to time at a conversion rate of 100.09 shares per $1,000 of face value of the debt plus accrued and unpaid interest thereon to the conversion date.

These notes are senior unsecured obligations of Level 3 Communications, Inc., ranking pari passu with all existing and future senior unsecured indebtedness of Level 3 Communications, Inc.

6% Convertible Subordinated Notes due 2009

In September 1999, the Company received $798 million of proceeds, after transaction costs, from an offering of $823 million aggregate principal amount of its 6% Convertible Subordinated Notes Due 2009 (“Subordinated Notes 2009”). The Subordinated Notes 2009 are unsecured and subordinated to all existing and future senior indebtedness of the Company. Interest on the Subordinated Notes 2009 accrues at 6% per year and is payable each year in cash on March 15 and September 15. The principal amount of the Subordinated Notes 2009 will be due on September 15, 2009.

In September 2008, in various transactions, the Company repurchased $39 million aggregate principal amount of its Subordinated Notes 2009 at discounts to the principal amount and recognized a net gain on extinguishment of debt of $1 million. Unamortized debt issuance costs totaled less than $1 million and accrued interest paid at the time of repurchase totaled less than $1 million.

In October 2008, the Company completed the exchange of $18 million in aggregate principal amount of its Subordinated Notes 2009 for a total of 10 million shares of Level 3’s common stock. The shares of the Company’s common stock issued pursuant to these exchanges were exempt from registration pursuant to Section 3(a)(9) under the Securities Act of 1933, as amended. These transactions were considered to be induced conversions in accordance with SFAS No. 84 and as a result, the Company recorded a non-cash loss in the fourth quarter of 2008 on the exchange of the Subordinated Notes 2009 of $14 million, consisting of approximately $14 million of debt conversion expense and less than $1 million of previously capitalized debt issuance costs. The loss was recorded in gain (loss) on extinguishment of debt in the consolidated statements of operations.

In December 2008, the Company repurchased using $114 million in cash, through tender offers, $124 million aggregate principal amount of Subordinated Notes 2009 at a price equal to $920 per $1,000 principal amount of the notes and recognized a gain on the extinguishment of debt of approximately $9 million. The gain consisted of a $10 million cash gain, which was partially offset by $1 million in unamortized debt issuance costs. Accrued interest paid at the time of repurchase totaled $2 million. The gain was recorded in gain (loss) on extinguishment of debt in the consolidated statements of operations.

The remaining Subordinated Notes 2009 may be converted into shares of common stock of the Company at any time prior to maturity, unless previously redeemed, repurchased or the Company has caused the conversion rights to expire. The conversion rate is 15.3401 shares per each $1,000 principal amount of Subordinated Notes 2009, subject to adjustment in certain circumstances. On or after September 15, 2002, the Company, at its option, may cause the conversion rights to expire. The Company may exercise this option only if the current market price exceeds approximately $91.27 (which represents 140% of the conversion price) for 20 trading days within any period of 30 consecutive trading days including the last day of that period.

Debt issuance costs of $25 million were originally capitalized and are being amortized to interest expense over the term of the Subordinated Notes 2009. As a result of amortization, exchanges and repurchases the capitalized debt issuance costs have been reduced to $1 million at December 31, 2008.

6% Convertible Subordinated Notes due 2010

In February 2000, Level 3 Communications, Inc. received $836 million of net proceeds, after transaction costs, from a public offering of $863 million aggregate principal amount of its 6% Convertible Subordinated Notes due 2010 (“Subordinated Notes 2010”). The Subordinated Notes 2010 are unsecured and subordinated to all existing and future senior indebtedness of the Company. Interest on the Subordinated Notes 2010 accrues at 6% per year and is payable semi-annually in cash on March 15 and September 15 beginning September 15, 2000. The principal amount of the Subordinated Notes 2010 will be due on March 15, 2010.

In December 2008, in connection with the issuance of the $400 million of 15% Convertible Senior Notes due 2013, the Company repurchased using $121 million in cash, through tender offers, $173 million aggregate principal amount of

Subordinated Notes 2010 at a price equal to $700 per $1,000 principal amount of the notes and recognized a gain on the extinguishment of debt of approximately $51 million. The gain consisted of a $52 million cash gain, which was partially offset by $1 million in unamortized debt issuance costs. Accrued interest paid at the time of repurchase totaled $3 million. The gain was recorded in gain (loss) on extinguishment of debt in the consolidated statements of operations.

In September 2008, the Company repurchased $32 million aggregate principal amount of Subordinated Notes 2010 at a discount to the principal amount and recognized a net gain on extinguishment of debt of $2 million. Unamortized debt issuance costs totaled less than $1 million and accrued interest paid at the time of repurchase totaled $1 million.

The remaining Subordinated Notes 2010 may be converted into shares of common stock of Level 3 Communications, Inc. at any time prior to the close of business on the business day immediately preceding maturity, unless previously redeemed, repurchased or Level 3 Communications, Inc. has caused the conversion rights to expire. The conversion rate is 7.416 shares per each $1,000 principal amount of Subordinated Notes 2010, subject to adjustment in certain events.

On or after March 18, 2003, the Company, at its option, may cause the conversion rights to expire. The Company may exercise this option only if the current market price exceeds approximately $188.78 (which represents 140% of the conversion price) for at least 20 trading days within any period of 30 consecutive trading days, including the last trading day of that period.

Debt issuance costs of $27 million were originally capitalized and are being amortized to interest expense over the term of the Subordinated Notes. As a result of amortization and debt repurchases, the capitalized debt issuance costs have been reduced to $1 million at December 31, 2008.

Commercial Mortgage

In the third quarter of 2005, the HQ Realty, Inc., a wholly owned subsidiary of the Company, completed a refinancing of the mortgage on the Company’s corporate headquarters. On September 27, 2005, HQ Realty, Inc. entered into a $70 million loan at an initial fixed rate of 6.86% through 2010, the anticipated repayment date as defined in the loan agreement (“Commercial Mortgage”). The term of the Commercial Mortgage may be extended to a final maturity date of October 1, 2015 at the election of HQ Realty, Inc. If the term is extended, after 2010 through maturity in 2015, the interest rate will adjust to the greater of 9.86% or the five year U.S. Treasury rate plus 300 basis points. HQ Realty, Inc. received $66 million of net proceeds after transaction costs and has deposited $1 million into restricted cash accounts as of December 31, 2008, for future facility improvements and property taxes. HQ Realty, Inc. was required to make interest only payments in the first year and began making monthly principal payments in the second year based on a 30-year amortization schedule.

Debt issuance costs of $1 million were capitalized and are being amortized as interest expense over the term of the Commercial Mortgage. As a result of amortization, the capitalized debt issuance costs have been reduced to less than $1 million at December 31, 2008.

The assets of HQ Realty, Inc. are not available to satisfy any third party obligations other than those of HQ Realty, Inc. In addition, the assets of the Company and its subsidiaries other than HQ Realty, Inc. are not available to satisfy the obligations of HQ Realty, Inc.

Capital Leases

The Company leases certain dark fiber facilities and metro fiber under noncancelable IRU agreements that are accounted for as capital leases. All of these capital leases were assumed by the Company through its previous acquisitions. Interest rates on capital leases approximate 8% on average as of December 31, 2008. Depreciation expense related to assets under capital leases is included in depreciation and amortization expense.

Covenant Compliance

At December 31, 2008 and 2007, the Company was in compliance with the covenants on all outstanding debt issuances.

Long-Term Debt Maturities:

Aggregate future maturities of long-term debt and capital leases (excluding debt discounts, premiums and fair value adjustments) were as follows as of December 31, 2008 (in millions):

2009	$186
2010	583
2011	569
2012	328
2013	1,247
Thereafter	3,673
$6,586

(12) Employee Benefit Plans

The Company records non-cash compensation expense for its outperform stock appreciation rights that it refers to as Outperform Stock Options (“OSO”), restricted stock units and shares, 401(k) matching contributions and discretionary 401(k) contributions. Total non-cash compensation expense related to these equity awards was $78 million in 2008, $122 million in 2007 and $84 million in 2006. Included in discontinued operations for 2006 is non-cash compensation of $2 million.

The following table summarizes non-cash compensation expense and capitalized non-cash compensation for each of the three years ended December 31, 2008 (in millions):

	2008	2007	2006
OSO	$13	$35	$38
Restricted Stock	36	42	20
401(k) Match Expense	30	30	18
401(k) Discretionary Grant Plan	—	16	12
	79	123	88
Capitalized Noncash Compensation	(1)	(1)	(2)
	78	122	86
Discontinued Operations	—	—	(2)
	$78	$122	$84

OSO units and restricted stock units and shares are granted under the Company’s 1995 Stock Plan, as amended, which term extends through September 25, 2010. The Company’s 1995 Stock Plan, as amended, provides for accelerated vesting of stock awards upon retirement if an employee meets certain age and years of service requirements and certain other requirements. Under SFAS No. 123R, if an employee meets the age and years of service requirements under the accelerated vesting provision, the award would be expensed at grant or expensed over the period from the grant date to the date the employee meets the requirements, even if the employee has not actually retired. The Company recognized non-cash compensation expense for employees that met the age and years of service requirements for accelerated vesting at retirement of $7 million in 2008, $11 million in 2007 and zero in 2006.

Outperform Stock Options

During the second quarter of 2006, the October 2005 and January 2006 grants of Outperform Stock Option (“OSO”) units were revalued using May 15, 2006 as the grant date, as there had not been stockholder approval of those awards prior to that date, which was deemed necessary for determination of the grant date for those awards under SFAS No. 123R, and resulted in an additional $6 million in non-cash compensation expense.

The Company’s OSO program was designed so that the Company’s stockholders would receive a market return on their investment before OSO holders receive any return on their options. The Company believes that the OSO program directly aligns management’s and stockholders’ interests by basing stock option value on the Company’s ability to outperform the market in general, as measured by the Standard & Poor’s (“S&P”) 500 Index. Participants in the OSO program do not realize any value from awards unless the Company’s common stock price outperforms the S&P 500® Index during the life of the grant. When the stock price gain is greater than the corresponding gain on the S&P 500® Index (or less than the corresponding loss on the S&P 500® Index for grants awarded before September 30, 2005), the value received for awards under the OSO plan is based on a formula involving a multiplier related to the level by which the Company’s common stock outperforms the S&P 500® Index. To the extent that Level 3’s common stock outperforms the S&P 500 Index, the value of OSO units to a holder may exceed the value of nonqualified stock options.

The initial strike price, as determined on the day prior to the OSO grant date, is adjusted over time (the “Adjusted Strike Price”), until the exercise date. The adjustment is an amount equal to the percentage appreciation or depreciation in the value of the S&P 500® Index from the date of grant to the date of exercise. The value of the OSO increases for increasing levels of outperformance. OSO units have a multiplier range from zero to four depending upon the performance of Level 3 common stock relative to the S&P 500® Index as shown in the following table.

If Level 3 Stock Outperforms the S&P 500® Index by:	Then the Pre-multiplier Gain Is Multiplied by a Success Multiplier of:
0% or Less	0.00
More than 0% but Less than 11%	Outperformance percentage multiplied by 4/11
11% or More	4.00

The Pre-multiplier gain is the Level 3 common stock price minus the Adjusted Strike Price on the date of exercise.

Upon exercise of an OSO, the Company shall deliver or pay to the grantee the difference between the Fair Market Value of a share of Level 3 common stock as of the day prior to the exercise date, less the Adjusted Strike Price (the “Exercise Consideration”). The Exercise Consideration may be paid in cash, Level 3 common stock or any combination of cash or Level 3 common stock at the Company’s discretion. The number of shares of Level 3 common stock to be delivered by the Company to the grantee is determined by dividing the Exercise Consideration to be paid in Level 3 common stock by the Fair Market Value of a share of Level 3 common stock as of the date prior to the exercise date. Fair Market Value is defined in the OSO agreement, but is currently the closing price per share of Level 3 common stock on the NASDAQ exchange. Exercise of the OSO units does not require any cash outlay by the employee.

Prior to March 31, 2007, OSO awards vested over 2 years and had a 4-year life. Fifty percent of the awards vested at the end of the first year after grant, with the remaining 50% vested over the second year (12.5% per quarter). As part of a comprehensive review of its long-term compensation program completed in the first quarter of 2007, beginning with awards made on or after April 1, 2007, OSO units are awarded monthly to employees in mid-management level and higher positions, have a three year life, vest 100% and fully settle on the third anniversary of the date of the award and are valued as of the first day of each month. Recipients have no discretion on the timing to exercise OSO units granted on or after April 1, 2007, thus the expected life of all such OSO units is three years.

As of December 31, 2008, there was $20 million of unamortized compensation expense related to granted OSO units. The weighted average period over which this cost will be recognized is 1.94 years.

The fair value of the OSO units granted is calculated by applying a modified Black-Scholes model with the assumptions identified below. The Company utilized a modified Black-Scholes model due to the additional variables required to calculate the effect of the success multiplier of the OSO program. The Company believes that given the relative short life of the options and the other variables used in the model, the modified Black-Scholes model provides a reasonable estimate of the fair value of the OSO units at the time of grant.

	Year Ended December 31,
	2008	2007	2006
S&P 500 Expected Dividend Yield Rate	2.00%	1.78%	1.78%
Expected Life	3 years	3 years	3.4 years
S&P 500 Expected Volatility Rate	13%	12%	12%
Level 3 Common Stock Expected Volatility Rate	56%	55%	55%
Expected S&P 500 Correlation Factor	.32	.28	.28
Calculated Theoretical Value	147%	146%	153%
Estimated Forfeiture Rate	11.87%	11.88%	10.19%

The fair value of each OSO grant equals the calculated theoretical value multiplied by the Level 3 common stock price on the grant date.

The expected life data was stratified based on levels of responsibility within the Company. The theoretical value used in 2006 was determined using the weighted average exercise behavior for these groups of employees. As described above, recipients have no discretion on the timing to exercise OSO units granted on or after April 1, 2007, thus the expected life of all such OSO units is three years. Volatility assumptions were derived using historical data as well as current market data.

The fair value for OSO units awarded to participants during the years ended December 31, 2008, 2007 and 2006 was approximately $18 million, $32 million and $50 million, respectively.

Transactions involving OSO units awarded are summarized in the table below. The Option Price Per Unit identified in the table below represents the initial strike price, as determined on the day prior to the OSO grant date for those grants.

	Units	Initial Strike Price Per Unit	Weighted Average Initial Strike Price	Aggregate Intrinsic Value	Weighted Average Remaining Contractual Term
				(in millions)
Balance December 31, 2005	14,245,976	$2.03 - $6.66	$3.34	$9.3	2.34 years
Options granted	8,092,915	2.87 - 5.39	4.49
Options cancelled	(1,101,849)	2.03 - 6.66	3.71
Options expired	(3,010,367)	2.03 - 6.66	3.62
Options exercised	(2,941,180)	2.03 - 4.44	2.97
Balance December 31, 2006	15,285,495	$2.03 - $6.66	3.93	82.7	2.54 years
Options granted	4,818,069	3.03 - 6.10	5.25
Options cancelled	(631,603)	2.03 - 6.66	5.08
Options expired	(1,767,687)	2.03 - 6.66	5.37
Options exercised	(1,999,717)	2.03 - 5.39	2.87
Balance December 31, 2007	15,704,557	$2.03 - $6.10	4.27	2.4	2.04 years
Options granted	4,592,809	0.94 - 3.44	2.70
Options cancelled	(1,552,070)	1.05 - 6.10	4.65
Options expired	(2,228,545)	2.03 - 6.10	3.97
Options exercised	(709,483)	2.03 - 3.39	2.42
Balance December 31, 2008	15,807,268	$0.94 - $6.10	$3.90	$—	1.56 years

Options exercisable (“vested”):
December 31, 2006	7,903,200	$2.03 - $6.66	$3.48
December 31, 2007	9,821,827	$2.03 - $5.70	$3.72
December 31, 2008	7,962,066	$2.03 - $5.39	$3.95	$—	1.11 years

	OSO units Outstanding at December 31, 2008			OSO units Exercisable at December 31, 2008
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Life (years)	Weighed Average Initial Strike Price	Number Exercisable	Weighted Average Initial Strike Price
$0.94 - $1.05	741,335	2.87	$1.00	—	$—
2.03 - 3.04	5,203,042	1.46	2.58	2,836,847	2.47
3.36 - 4.65	4,216,088	1.59	3.85	2,200,792	4.08
5.18 - 6.10	5,646,803	1.45	5.53	2,924,427	5.29
	15,807,268	1.56	$3.90	7,962,066	$3.95

In the table above, the weighted average initial strike price represents the values used to calculate the theoretical value of OSO units on the grant date and the intrinsic value represents the value of OSO units that have outperformed the S&P 500® Index as of December 31, 2008.

The total realized value of OSO units exercised was $2 million, $19 million and $20 million for the years ended December 31, 2008, 2007 and 2006, respectively. The Company issued approximately 466,000, 3.2 million and 3.8 million shares of Level 3 common stock upon the exercise of OSO units for the years ended December 31, 2008, 2007 and 2006, respectively. The number of shares of Level 3 stock issued upon exercise of an OSO unit varies based upon the relative performance of Level 3’s stock price and the S&P 500® Index between the initial grant date and exercise date of the OSO unit.

As of December 31, 2008, based on the Level 3 common stock price and post-multiplier values, the Company was not obligated to issue any shares for vested and exercisable OSO units as the Company’s common stock price did not outperform the S&P 500® Index.

Restricted Stock and Units

Restricted stock units and shares are granted to the recipients at no cost. Restrictions on transfer lapse over one to four year periods. The fair value of restricted stock units and shares awarded totaled $43 million, $68 million and $27 million, for the years ended December 31, 2008, 2007 and 2006, respectively. The fair value of these awards was calculated using the value of the Level 3 common stock on the grant date and are being amortized over the periods in which the restrictions lapse. As of December 31, 2008, unamortized compensation cost related to nonvested restricted stock and restricted stock units was $34 million and the weighted average period over which this cost will be recognized is 2.66 years.

The changes in restricted stock and restricted stock units are shown in the following table:

	Number	Weighted Average Grant Date Fair Value
Nonvested at December 31, 2005	23,376,843	$2.06
Stock and units granted	5,874,765	4.65
Lapse of restrictions	(7,225,744)	2.13
Stock and units forfeited	(2,575,137)	2.45
Nonvested at December 31, 2006	19,450,727	2.76
Stock and units granted	11,992,520	5.67
Lapse of restrictions	(6,997,946)	2.71
Stock and units forfeited	(2,173,989)	4.20
Nonvested at December 31, 2007	22,271,312	4.20
Stock and units granted	17,627,904	2.43
Lapse of restrictions	(9,701,473)	3.57
Stock and units forfeited	(4,063,944)	4.08
Nonvested at December 31, 2008	26,133,799	$3.26

The total fair value of restricted stock and restricted stock units whose restrictions lapsed in the years ended December 31, 2008, 2007 and 2006 was $35 million, $19 million and $15 million, respectively.

Warrants

As of December 31, 2008, there were approximately 15.3 million warrants outstanding ranging in exercise price from $4.00 to $29.00, all of which were fully vested and for which compensation expense had been fully recognized in the consolidated statements of operations. The weighted average exercise price of these warrants was $7.22 as of December 31, 2008.

In connection with the acquisition of Broadwing, approximately 4 million previously issued Broadwing warrants were converted into warrants to purchase approximately 5 million shares of Level 3 common stock at a weighted average exercise price of $5.76 per share of Level 3 common stock. In 2007, approximately 3 million of the Broadwing warrants were exercised to purchase approximately 4 million shares of Level 3 common stock and resulted in proceeds to the Company totaling approximately $23 million. As of December 31, 2007 and 2008, warrants to purchase approximately 1 million shares of Level 3 common stock remained outstanding. The weighted average exercise price of these warrants was $5.38 as of December 31, 2008.

401(k) Plan

The Company and its subsidiaries offer their qualified employees the opportunity to participate in a defined contribution retirement plan qualifying under the provisions of Section 401(k) of the Internal Revenue Code (“401(k) Plan”). Each employee is eligible to contribute, on a tax deferred basis, a portion of annual earnings generally not to exceed $15,500 in 2008. The Company matches 100% of employee contributions up to 7% of eligible earnings or applicable regulatory limits. Effective March 6, 2009, the Company is reducing its match to 100% of employee contributions up to 3% of eligible earnings or applicable regulatory limits.

The Company’s matching contributions are made with Level 3 common stock based on the closing stock price on each pay date. The Company’s matching contributions are made through units in the Level 3 Stock Fund, which represent shares of Level 3 common stock. The Level 3 Stock Fund is the mechanism that is used for Level 3 to make employer matching and other contributions to employees through the Level 3 401(k) plan. Employees are not able to purchase units in the Level 3 Stock Fund. Employees are able to diversify the Company’s matching contribution as soon as it is made, even if they are not fully vested. The Company’s matching contributions will vest ratably over the first three years of service or over such shorter period until the employee has completed three years of service at such time the employee is then 100% vested in all Company matching contributions, including future contributions. The Company made 401(k) Plan matching contributions of $30 million, $30 million and $18 million for the years ended December 31, 2008, 2007 and 2006, respectively. The Company’s matching contributions are recorded as non-cash compensation and included in selling, general and administrative expenses.

The Company made a discretionary contribution to the 401(k) plan in Level 3 common stock for the years ended December 31, 2007 and 2006 equal to three percent of eligible employees’ earnings each year. The 2007 and 2006 deposits were made into the employees’ 401(k) accounts during the first quarter of the subsequent year. Level 3 recorded an expense of $16 million in 2007 and $11 million in 2006 for the discretionary contribution. The Company did not make a discretionary contribution to the 401(k) plan for the year ended December 31, 2008.

(13) Income Taxes

An analysis of the income tax benefit (provision) attributable to loss from continuing operations before income taxes for each of the years in the three year period ended December 31, 2008 follows:

	2008	2007	2006
	(dollars in millions)
Current:
United States federal	$1	$—	$—
State	(7)	(3)	—
Foreign	—	2	(2)
	(6)	(1)	(2)
Deferred, net of changes in valuation allowances:
United States federal	—	—	—
State	—	23	—
Foreign	—	—	—
Income tax benefit (provision)	$(6)	$22	$(2)

The United States and foreign components of income (loss) from continuing operations before income taxes follows:

	2008	2007	2006
	(dollars in millions)
United States	$(216)	$(1,048)	$(732)
Foreign	(96)	(120)	(78)
	$(312)	$(1,168)	$(810)

A reconciliation of the actual income tax benefit (provision) and the tax computed by applying the U.S. federal rate (35%) to the loss from continuing operations before income taxes for each of the three years ended December 31, 2008 follows:

	2008	2007	2006
	(dollars in millions)
Computed tax benefit at statutory rate	$109	$409	$284
State income tax benefit	9	39	26
Stock option plan exercises	(4)	8	3
Disallowance of losses on extinguishments of debt	(15)	(62)	(3)
Other, net	(3)	(9)	—
Change in valuation allowance	(102)	(363)	(312)
Income tax benefit (provision)	$(6)	$22	$(2)

The components of the net deferred tax assets (liabilities) as of December 31, 2008 and 2007 were as follows:

	2008	2007
	(dollars in millions)
Deferred Tax Assets:
Fixed assets and intangible assets	$171	$59
Accrued payroll and related benefits	80	41
State tax credit carry forwards	23	23
Investment in securities	—	25
Investment in joint ventures	82	94
Unutilized tax net operating loss carry forwards	1,790	3,690
Accrued liabilities and deferred revenue	—	11
Other assets or liabilities	—	6
Total Deferred Tax Assets	2,146	3,949
Deferred Tax Liabilities:
Accrued liabilities and deferred revenue	(69)	—
Convertible debt	(60)	(77)
Total Deferred Tax Liabilities	(129)	(77)
Net Deferred Tax Assets before valuation allowance	2,017	3,872
Valuation Allowance	(1,994)	(3,849)
Net Non-Current Deferred Tax Asset after Valuation Allowance	$23	$23

As of December 31, 2008, the Company had net operating loss carry forwards of approximately $4.7 billion for federal income tax purposes. Under the rules prescribed by U.S. Internal Revenue Code (“IRC”) Section 382 and applicable regulations, if certain transactions occur with respect to an entity’s capital stock that result in a cumulative ownership shift of more than 50 percentage points by 5-percent stockholders over a testing period, annual limitations are imposed with respect to the entity’s ability to utilize its net operating loss carry forwards and certain current deductions against any taxable income the entity achieves in future periods. The Company had entered into transactions over the testing period resulting in significant cumulative shifts in the ownership of its capital stock which alone would not have resulted in an ownership change under IRC Section 382. However, when the Company’s actions are coupled with the trading activity in the Company’s common stock throughout 2008 by third-party market participants, the Company believes that in 2008 the Company experienced a cumulative ownership change of more than 50 percentage points by 5-percent stockholders during the applicable testing period. Prior to the ownership change, the Company had net operating loss carry forwards of $9.7 billion. The Company believes that the limitation of its net operating loss carry forwards will not have a near term effect on its consolidated results of operations and financial position. Additional transactions could cause the Company to incur a subsequent 50 percentage point ownership change by 5-percent stockholders and, if the Company triggers the above-noted IRC imposed limitations, could further limit it from fully utilizing the remaining net operating loss carry forwards and certain current deductions to reduce income taxes.

The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. A valuation allowance has been recorded against deferred tax assets, as the Company has concluded that under relevant accounting standards it is not more likely than not that the deferred tax assets are realizable.

The valuation allowance for deferred tax assets was approximately $2.0 billion as of December 31, 2008 and approximately $3.9 billion as of December 31, 2007. The net change in the valuation allowance for the year ended December 31, 2008 was approximately $1.9 billion. A significant portion of the change in valuation allowance is attributable to the IRC Section 382 limitation. This limitation reduced the deferred tax asset for unutilized net operating loss carry forwards and associated valuation allowance, by approximately $2.1 billion during 2008. This reduction in valuation allowance was partially offset by the valuation allowance recorded for additional deferred tax assets, for the portion of the 2008 net operating losses not subject to the IRC Section 382 limitation, and other changes in deferred tax assets.

The U.S. federal tax loss carry forwards expire through 2028 and are subject to examination by the tax authorities until three years after the carry forwards are utilized. The U.S. federal tax loss carry forwards expire as follows (dollars in millions):

Expiring December 31	Amount
2024	$536
2025	1,175
2026	987
2027	1,539
2028	438
$4,675

The Company has approximately $95 million of tax loss carry forwards for controlled foreign corporations at December 31, 2008, the majority of which have no expiration period. In addition, the Company has approximately $128 million of state tax loss carry forwards with various expiration periods through 2028.

The majority of the Company’s foreign assets and operations are owned by entities that have elected to be treated for U.S. tax purposes as unincorporated branches of a U.S. holding company and, as a result, the taxable income or loss and other tax attributes of such entities are included in the Company’s U.S. federal consolidated income tax return. However, the Company has some foreign subsidiaries that have not so elected and therefore are treated for U.S. tax purposes as controlled foreign corporations. With respect to such controlled foreign corporations, as of December 31, 2008, the Company has no plans to repatriate undistributed earnings of such controlled foreign corporations as any earnings are deemed necessary to fund ongoing European operations and planned expansion. Undistributed earnings of such controlled foreign corporations that are permanently invested and for which no deferred taxes have been provided are immaterial as of December 31, 2008 and 2007.

The Company adopted the provisions of FIN No. 48 on January 1, 2007. The adoption of FIN No. 48 did not affect the Company’s liability for uncertain tax positions. The Company’s liability for uncertain tax positions totaled $16 million at December 31, 2008 and $18 million at December 31, 2007. These amounts also include the related accrued interest and penalties associated with the uncertain tax positions if applicable. The Company does not expect the liability for uncertain tax positions will change significantly during the twelve months ended December 31, 2009; however, actual changes in the liability for uncertain tax positions could be different than currently expected. A rollforward of the liability for uncertain tax positions follows:

(dollars in millions)	Amount
Balance as of December 31, 2007	$18
Gross increases—tax positions prior to 2008	3
Gross increases—during 2008	1
Gross decreases—tax positions prior to 2008	(6)
Balance as of December 31, 2008	$16

The Company, or at least one of its subsidiaries, files income tax returns in the U.S. federal jurisdiction and various states and foreign jurisdictions. With few exceptions, the Company is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 2003. The Internal Revenue Service and state and local taxing authorities reserve the right to audit any period where net operating loss carry forwards are available. During the third quarter of 2008, the Company and the Internal Revenue Service settled an income tax audit for years 1999 through 2001 in addition to 1996 interest issues resulting in a refund of $1 million to the Company. In addition, the Internal Revenue Service completed an examination of certain adjustments to the Company’s U.S. income tax returns for 2002 resulting from final resolution of the 1999 through 2001 audit. The Company is currently under audit by taxing authorities in the United Kingdom for tax years 2002 through 2004 and in France for tax years 2005 through 2006.

The Company recognizes accrued interest and penalties related to uncertain tax positions in income tax expense in its consolidated statements of operations. The Company’s liability for uncertain tax positions includes approximately $10 million of accrued interest and penalties at December 31, 2008.

(14) Segment Information

SFAS No. 131 “Disclosures about Segments of an Enterprise and Related Information” defines operating segments as components of an enterprise for which separate financial information is available and which is evaluated regularly by the Company’s chief operating decision maker, or decision making group, in deciding how to allocate resources and assess performance. Operating segments are managed separately and represent separate strategic business units that offer different products and serve different markets. The Company’s current reportable segments include: communications and coal mining (see Note 1). Other primarily includes corporate assets and overhead not attributable to a specific segment. In the third quarter of 2006, the Company exited the information services business as a result of the sale of Software Spectrum.

Adjusted EBITDA, as defined by the Company, is net income (loss) from the consolidated statements of operations before (1) gain (loss) from discontinued operations, (2) income taxes, (3) total other income (expense), (4) non-cash impairment charges included within restructuring and impairment charges, (5) depreciation and amortization and (6) non-cash stock compensation expense included within selling, general and administrative expenses on the consolidated statements of operations.

Adjusted EBITDA is not a measurement under GAAP and may not be used in the same way by other companies. Management believes that Adjusted EBITDA is an important part of the Company’s internal reporting and is a key measure used by management to evaluate profitability and operating performance of the Company and to make resource allocation decisions. Management believes such measurement is especially important in a capital-intensive industry such as telecommunications. Management also uses Adjusted EBITDA to compare the Company’s performance to that of its competitors and to eliminate certain non-cash and non-operating items in order to consistently measure from period to period its ability to fund capital expenditures, fund growth, service debt and determine bonuses.

Adjusted EBITDA excludes non-cash impairment charges and non-cash stock compensation expense because of the non-cash nature of these items. Adjusted EBITDA also excludes interest income, interest expense, income taxes and gain (loss) on extinguishment of debt because these items are associated with the Company’s capitalization and tax structures. Adjusted EBITDA also excludes depreciation and amortization expense because these non-cash expenses reflect the effect of capital investments which management believes should be evaluated through cash flow measures. Adjusted EBITDA excludes the gain on sale of business groups and net other income (expense) because these items are not related to the primary operations of the Company.

There are limitations to using non-GAAP financial measures, including the difficulty associated with comparing companies that use similar performance measures whose calculations may differ from the Company’s calculations. Additionally, this financial measure does not include certain significant items such as interest income, interest expense, income taxes, depreciation and amortization, non-cash impairment charges, non-cash stock compensation expense, gain (loss) on early extinguishment of debt, the gain on sale of business groups and net other income (expense). Adjusted EBITDA should not be considered a substitute for other measures of financial performance reported in accordance with GAAP.

The data presented in the following tables includes information for the years ended December 31, 2008, 2007 and 2006 for all statement of operations and cash flow information presented, and as of December 31, 2008 and 2007 for all balance sheet information presented. Information related to the acquired businesses is included from their respective acquisition dates. Revenue and the related expenses are attributed to countries based on where services are provided.

Segment information for the Company’s Communications and Coal Mining businesses is summarized as follows (in millions):

	Year Ended December 31,
	2008	2007	2006
Revenue from external customers:
Communications	$4,226	$4,199	$3,311
Coal Mining	75	70	67
	$4,301	$4,269	$3,378
Adjusted EBITDA:
Communications	$1,039	$823	$677
Coal Mining	$5	$5	$8
Other	$(4)	$(4)	$(3)
Capital expenditures:
Communications	$446	$631	$391
Coal Mining	3	2	1
	$449	$633	$392
Depreciation and amortization:
Communications	$929	$935	$729
Coal Mining	2	7	1
	$931	$942	$730
Total assets:
Communications	$9,505	$10,123	$9,842
Coal Mining	121	115	127
Other	8	11	18
	$9,634	$10,249	$9,987

The following is a summary of geographical information (in millions):

	Year Ended December 31,
	2008	2007	2006
Revenue from external customers:
North America	$3,975	$4,011	$3,188
Europe	326	258	190
	$4,301	$4,269	$3,378
Long-lived assets:
North America	$6,242	$6,787	$6,441
Europe	718	818	747
	$6,960	$7,605	$7,188

The majority of North American revenue consists of services delivered within the United States. The majority of European revenue consists of services delivered within the United Kingdom, France and Germany. Revenue from transoceanic services is allocated to Europe.

The Company includes all non-current assets, except for goodwill, in its long-lived assets.

Communications revenue consists of:

1)                                      Core Communications Services, which includes Core Network Services and Wholesale Voice Services;

•                  Core Network Services includes revenue from transport and infrastructure, IP and data services, local and enterprise voice services and Level 3 Vyvx broadcast services.

•                  Wholesale Voice Services includes revenue from long distance voice services, including domestic voice termination, international voice termination and toll free services.

2)                                      Other Communications Services includes revenue from managed modem and its related reciprocal compensation services and SBC Contract Services, which includes revenue from the SBC Master Services Agreement, which was obtained in the acquisition of WilTel.

	Core Communications Services	Other Communications Services	Total
	(in millions)
Communications Revenue
2008
North America	$3,534	$366	$3,900
Europe	326	—	326
	$3,860	$366	$4,226
2007
North America	$3,366	$575	$3,941
Europe	256	2	258
	$3,622	$577	$4,199
2006
North America	$1,787	$1,334	$3,121
Europe	186	4	190
	$1,973	$1,338	$3,311

The following information provides a reconciliation of Net Income (Loss) to Adjusted EBITDA by reportable segment, as defined by the Company, for the years ended December 31, 2008, 2007 and 2006 (in millions):

2008

	Communications	Coal Mining	Other
Net Income (Loss)	$(322)	$3	$1
Income Tax Provision (Benefit)	4	—	2
Total Other (Income) Expense	350	—	(7)
Depreciation and Amortization Expense	929	2	—
Non-Cash Compensation Expense	78	—	—
Adjusted EBITDA	$1,039	$5	$(4)

2007

	Communications	Coal Mining	Other
Net Income (Loss)	$(1,145)	$(3)	$2
Income Tax Provision (Benefit)	(17)	1	(6)
Total Other (Income) Expense	927	—	—
Non-Cash Impairment Charge	1	—	—
Depreciation and Amortization Expense	935	7	—
Non-Cash Compensation Expense	122	—	—
Adjusted EBITDA	$823	$5	$(4)

2006

	Communications	Coal Mining	Other	Discontinued Information Services
Net Income (Loss)	$(822)	$7	$3	$46
Income from Discontinued Operations	—	—	—	(46)
Income Tax Provision (Benefit)	4	—	(2)	—
Total Other (Income) Expense	674	—	(4)	—
Non-Cash Impairment Charge	8	—	—	—
Depreciation and Amortization Expense	729	1	—	—
Non-Cash Compensation Expense	84	—	—	—
Adjusted EBITDA	$677	$8	$(3)	$—

(15) Commitments, Contingencies and Other Items —

In April 2002, Level 3 Communications, Inc., and two of its subsidiaries were named as defendants in Bauer, et. al. v. Level 3 Communications, LLC, et al., a purported class action covering 22 states, filed in state court in Madison County, Illinois. In July 2001, Level 3 was named as a defendant in Koyle, et. al. v. Level 3 Communications, Inc., et. al., a purported two state class action filed in the U.S. District Court for the District of Idaho. In November of 2005, the court granted class certification only for the state of Idaho. In September 2002, Level 3 Communications, LLC and Williams Communications, LLC were named as defendants in Smith et. al. v. Sprint Communications Company, L.P., et al., a purported nationwide class action filed in the United States District Court for the Northern District of Illinois. In April 2005, the Smith plaintiffs filed a Fourth Amended Complaint which did not include Level 3 or Williams Communications, Inc. as a party, thus ending both companies’ involvement in the Smith case. On February 17, 2005, Level 3 Communications, LLC and Williams Communications, LLC were named as defendants in McDaniel, et. al., v. Qwest Communications Corporation, et al., a purported class action covering 10 states filed in the United States District Court for the Northern District of Illinois. All of these actions involve the companies’ right to install its fiber optic cable network in easements and right-of-ways crossing the plaintiffs’ land. In general, the companies obtained the rights to construct their networks from railroads, utilities, and others, and have installed their networks along the rights-of-way so granted. Plaintiffs in the purported class actions assert that they are the owners of lands over which the companies’ fiber optic cable networks pass, and that the railroads, utilities, and others who granted the companies the right to construct and maintain their networks did not have the legal authority to do so. The complaints seek damages on theories of trespass, unjust enrichment and slander of title and property, as well as punitive damages. The companies have also received, and may in the future receive, claims and demands related to rights-of-way issues similar to the issues in these cases that may be based on similar or different legal theories.

The Company and its subsidiaries have negotiated a proposed nationwide class settlement affecting persons who own or owned land next to or near railroad rights of way. The United States District Court for the District of Massachusetts in Kingsborough v. Sprint Communications Co. L.P. has granted preliminary approval of the proposed settlement which, if finally approved, will resolve all of the pending actions. The proposed settlement will provide cash payments to class members based on various factors that include:

•                  the length of the right of way where the cable is installed;

•                  the state where the property is located; and

•                  how the railroad obtained its property rights.

The proposed settlement will also provide the Company and its subsidiaries with a permanent telecommunications easement, which gives them certain rights over the railroad right of way.

It is still too early for the Company to reach a conclusion as to the ultimate outcome of the proposed settlement of these actions. However, management believes that the Company and its subsidiaries have substantial defenses to the claims asserted in all of these actions (and any similar claims which may be named in the future), and intends to defend them vigorously if a satisfactory form of settlement is not ultimately approved. Additionally, management believes that any resulting liabilities for these actions, beyond amounts reserved, will not materially affect the Company’s financial condition or future results of operations, but could affect future cash flows.

In February 2009, Level 3 Communications, Inc., certain of its current officers and a former officer were named as defendants in purported class action lawsuits filed in the United States District Court for the District of Colorado, which have been consolidated as In re Level 3 Communications, Inc. Securities Litigation (Civil Case No. 09-cv-00200-PAB-CBS). The Plaintiffs in each complaint allege, in general, that throughout the purported class period of February 8, 2007 to October 23, 2007, the defendants failed to disclose material adverse facts about the Company’s business and operations. Specifically, defendants failed to disclose or indicate the following: (1) that the Company’s efforts to integrate the numerous acquired companies were not going well; (2) that, specifically, the Company was experiencing an increase in service activation times, which was negatively impacting the Company’s service installation intervals and the rate of its revenue growth; (3) that the Company was also experiencing challenges in its service management processes that were resulting in longer response times to resolve customer’s network service issues; (4) that steps taken by the Company to remedy the problems were not working and actually, further complicating the issues and making them worse; (5) that, as a result of the above, the Company did not have adequate provisioning capability to convert its increasing sales, or signed orders, into revenue generating service; (6) that the Company lacked adequate internal controls; and (7) that, as a result of the above, the statements made by the defendants during the purported class period lacked a reasonable basis. The complaints seek damages based on purported violations of Section 10(b) of the Securities Exchange Act of 1934, Securities and Exchange Commission Rule 10b-5 promulgated thereunder and Section 20(a) of the Securities Exchange Act of 1934.

It is too early for the Company to reach a conclusion as to the ultimate outcome of these actions. However, management believes that the Company has substantial defenses to the claims asserted in all of these actions (and any similar claims which may be named in the future), and intends to defend these actions vigorously.

The Company and its subsidiaries are parties to many other legal proceedings. Management believes that any resulting liabilities for these legal proceedings, beyond amounts reserved, will not materially affect the Company’s financial condition or future results of operations, but could affect future cash flows.

Letters of Credit

It is customary in Level 3’s industries to use various financial instruments in the normal course of business. These instruments include letters of credit. Letters of credit are conditional commitments issued on behalf of Level 3 in accordance with specified terms and conditions. As of December 31, 2008 and 2007, Level 3 had outstanding letters of credit of approximately $30 million and $36 million, respectively, which are collateralized by cash, which is reflected on the consolidated balance sheet as restricted cash. The Company does not believe it is practicable to estimate the fair value of the letters of credit and does not believe exposure to loss is likely nor material.

Operating Leases

The Company is leasing rights-of-way, facilities and other assets under various operating leases which, in addition to rental payments, may require payments for insurance, maintenance, property taxes and other executory costs related to the lease. Certain leases provide for adjustments in lease cost based upon adjustments in various price indexes and increases in the landlord’s management costs.

The right-of-way agreements have various expiration dates through 2060. Payments under these right-of-way agreements were $112 million in 2008, $106 million in 2007 and $75 million in 2006.

The Company has obligations under non-cancelable operating leases for certain colocation and office facilities, including lease obligations for which facility related restructuring charges have been recorded. The lease agreements have various expiration dates through 2099. Rent expense, including common area maintenance, under non-cancelable lease agreements was $193 million in 2008, $190 million in 2007 and $132 million in 2006.

For those leases involving communications colocation and right-of-way agreements, the Company anticipates that it will renew these leases under option provisions contained in the lease agreements given the significant cost to relocate the Company’s network and other facilities.

Future minimum payments for the next five years under network and related right-of-way agreements and non-cancelable operating leases for facilities consist of the following as of December 31, 2008 (in millions):

	Right-of-Way Agreements	Facilities	Total
2009	$110	$153	$263
2010	91	138	229
2011	83	121	204
2012	80	112	192
2013	78	97	175
Thereafter	733	261	994
Total	$1,175	$882	$2,057

Certain right of way agreements include provisions for increases in payments in future periods based on the rate of inflation as measured by various price indexes. The Company has not included estimates for these increases in future periods in the amounts included above.

Certain non-cancelable right of way agreements provide for automatic renewal on a periodic basis. Payments due under these agreements with automatic renewal options have been included in the table above for a period of 17 years from January 1, 2009, which approximates the economic remaining useful life of the Company’s conduit. In addition, certain other right of way agreements are cancellable or can be terminated under certain conditions by the Company. The Company includes the payments under such cancelable right of way agreements in the table above for a period of 1 year from January 1, 2009, if the Company does not consider it likely that it will cancel the right of way agreement within the next year.

(16) Condensed Consolidating Financial Information

As discussed in Note 11, Level 3 Financing has issued senior notes as described below:

•                  In October 2003, Level 3 Financing issued $500 million of 10.75% Senior Notes due 2011. The 10.75% Senior Notes were registered with the Securities and Exchange Commission in 2005. The Company repurchased $497 million of the 10.75% notes in 2006.

•                  In March 2006, Level 3 Financing issued $150 million of Floating Rate Senior Notes due 2011 and $250 million of 12.25% Senior Notes due 2013. The Company repurchased $144 million of the Floating Rate Senior Notes due 2011 in 2007.

•                  In April 2006, Level 3 Financing issued an additional $300 million of 12.25% Senior Notes due 2013.

•                  In October 2006, Level 3 Financing issued $600 million of 9.25% Senior Notes due 2014 and in December 2006 issued an additional $650 million of 9.25% Senior Notes due 2014.

•                  In February 2007, Level 3 Financing issued $700 million of 8.75% Senior Notes due 2017 and $300 million of Floating Rate Senior Notes due 2015.

The notes discussed above are unsecured obligations of Level 3 Financing; however, they are also jointly and severally and fully and unconditionally guaranteed on an unsecured senior basis by Level 3 Communications, Inc. and Level 3 Communications, LLC.

In addition, Level 3 Financing’s 12.25% Senior Notes due 2013, Floating Rate Senior Notes due 2011 and 9.25% Senior Notes due 2014 are jointly and severally and fully and unconditionally guaranteed by Broadwing Financial Services, Inc., a wholly owned subsidiary of Level 3 Communications, Inc. As a result of this guarantee, the Company has included Broadwing Financial Services, Inc. in the condensed consolidating financial information below for the periods subsequent to the acquisition of Broadwing on January 3, 2007.

In conjunction with the registration of the 10.75% Senior Notes, Floating Rate Senior Notes due 2011, 12.25% Senior Notes due 2013, 9.25% Senior Notes due 2014, 8.75% Senior Notes due 2017 and Floating Rate Senior Notes due 2015 the accompanying condensed consolidating financial information has been prepared and presented pursuant to SEC Regulation S-X Rule 3-10 “Financial statements of guarantors and affiliates whose securities collateralize an issue registered or being registered.” The operating activities of the separate legal entities included in the Company’s consolidated financial statements are interdependent. The accompanying condensed consolidating financial information presents the results of operations, financial position and cash flows of each legal entity and, on an aggregate basis, the other non-guarantor subsidiaries based on amounts incurred by such entities, and are not intended to present the operating results of those legal entities on a stand-alone basis.

Level 3 Communications, LLC leases equipment and certain facilities from other wholly owned subsidiaries of Level 3 Communications, Inc. These transactions are eliminated in the consolidated results of the Company.

The Condensed Consolidating Balance Sheet as of December 31, 2007 has been reclassified within the Level 3 Financing Inc. entity and Other Subsidiaries, to reflect the transfer between entities of the $37 million interest rate swap liability and to reclassify the liability from Other Assets, net to Other Liabilities. These changes did not have any effect on the Level 3 Consolidated Balance Sheet as of December 31, 2007 or affect the financial results for the year ended December 31, 2007.

Condensed Consolidating Statements of Operations

For the year ended December 31, 2008

	Level 3 Communications, Inc.	Level 3 Financing, Inc.	Level 3 Communications, LLC	Broadwing Financial Services, Inc.	Other Subsidiaries	Eliminations	Total
	(dollars in millions)
Revenue	$—	$—	$1,720	$—	$2,795	$(214)	$4,301
Costs and Expenses:
Cost of Revenue	—	—	684	—	1,328	(203)	1,809
Depreciation and Amortization	—	—	362	—	569	—	931
Selling, General and Administrative	1	—	1,243		272	(11)	1,505
Restructuring and Impairment Charges	—	—	25	—	—	—	25
Total Costs and Expenses	1	—	2,314	—	2,169	(214)	4,270
Operating Income (Loss)	(1)	—	(594)	—	626	—	31
Other Income (Expense):
Interest Income	—	1	10	—	4	—	15
Interest Expense	(191)	(369)	—	(2)	(8)	—	(570)
Interest Income (Expense) Affiliates, net	787	1,103	(1,951)	—	61	—	—
Equity in Net Earnings (Losses) of Subsidiaries	(998)	(1,733)	527	—	—	2,204	—
Other Income (Expense), net	85	—	7	—	120	—	212
Other Income (Expense)	(317)	(998)	(1,407)	(2)	177	2,204	(343)
Income (Loss) from Operations	(318)	(998)	(2,001)	(2)	803	2,204	(312)
Income Tax Benefit (Expense)	—	—	(5)	—	(1)	—	(6)
Net Income (Loss)	$(318)	$(998)	$(2,006)	$(2)	$802	$2,204	$(318)

Condensed Consolidating Statements of Operations

For the year ended December 31, 2007

	Level 3 Communications, Inc.	Level 3 Financing, Inc.	Level 3 Communications, LLC	Broadwing Financial Services, Inc.	Other Subsidiaries	Eliminations	Total
	(dollars in millions)
Revenue	$—	$—	$1,439	$27	$2,994	$(191)	$4,269
Costs and Expenses:
Cost of Revenue	—	—	553	—	1,434	(154)	1,833
Depreciation and Amortization	—	—	345	—	597	—	942
Selling, General and Administrative	3	—	1,251	27	479	(37)	1,723
Restructuring and Impairment Charges	—	—	12	—	—	—	12
Total Costs and Expenses	3	—	2,161	27	2,510	(191)	4,510
Operating Income (Loss)	(3)	—	(722)	—	484	—	(241)
Other Income (Expense):
Interest Income	2	1	43	—	8	—	54
Interest Expense	(234)	(365)	(1)	(1)	(8)	—	(609)
Interest Income (Expense) Affiliates, net	781	976	(1,818)	—	61	—	—
Equity in Net Earnings (Losses) of Subsidiaries	(1,329)	(1,934)	444	—	—	2,819	—
Other Income (Expense)	(363)	(29)	7	—	13	—	(372)
Other Income (Expense)	(1,143)	(1,351)	(1,325)	(1)	74	2,819	(927)
Income (Loss) from Operations	(1,146)	(1,351)	(2,047)	(1)	558	2,819	(1,168)
Income Tax Benefit	—	22	—	—	—	—	22
Net Income (Loss)	$(1,146)	$(1,329)	$(2,047)	$(1)	$558	$2,819	$(1,146)

Condensed Consolidating Statements of Operations

For the year ended December 31, 2006

	Level 3 Communications, Inc.	Level 3 Financing, Inc.	Level 3 Communications, LLC	Other Subsidiaries	Eliminations	Total
	(dollars in millions)
Revenue	$—	$—	$1,304	$2,270	$(196)	$3,378
Costs and Expenses:
Cost of Revenue	—	—	525	1,179	(187)	1,517
Depreciation and Amortization	—	—	358	372	—	730
Selling, General and Administrative	6	—	816	445	(9)	1,258
Restructuring and Impairment Charges	—	—	9	4	—	13
Total Costs and Expenses	6	—	1,708	2,000	(196)	3,518
Operating Income (Loss)	(6)	—	(404)	270	—	(140)
Other Income (Expense):
Interest Income	16	1	40	7	—	64
Interest Expense	(454)	(207)	—	(9)	—	(670)
Interest Income (Expense) Affiliates, net	860	666	(1,572)	46	—	—
Equity in Net Earnings (Losses) of Subsidiaries	(1,209)	(1,561)	141	—	2,629	—
Other Income (Expense)	27	(108)	7	10	—	(64)
Other Income (Expense)	(760)	(1,209)	(1,384)	54	2,629	(670)
Income (Loss) from Continuing Operations Before Income Taxes	(766)	(1,209)	(1,788)	324	2,629	(810)
Income Tax (Expense) Benefit	—	—	—	(2)	—	(2)
Income (Loss) from Continuing Operations	(766)	(1,209)	(1,788)	322	2,629	(812)
Income from Discontinued Operations	—	—	—	46	—	46
Net Income (Loss)	$(766)	$(1,209)	$(1,788)	$368	$2,629	$(766)

Condensed Consolidating Balance Sheets

December 31, 2008

	Level 3 Communications, Inc.	Level 3 Financing, Inc.	Level 3 Communications, LLC	Broadwing Financial Services, Inc.	Other Subsidiaries	Eliminations	Total
	(dollars in millions)
Assets
Current Assets:
Cash and cash equivalents	$67	$10	$555	$—	$136	$—	$768
Restricted cash and securities	—	—	1	—	2	—	3
Accounts Receivable, net	—	—	73	—	317	—	390
Due from (to) affiliates	11,148	9,306	(22,122)	17	1,651	—	—
Other	4	9	36	—	32	—	81
Total Current Assets	11,219	9,325	(21,457)	17	2,138	—	1,242
Property, Plant and Equipment, net	—	—	3,150	—	3,009	—	6,159
Restricted Cash and Securities	18	—	25	—	84	—	127
Goodwill and Other Intangibles, net	—	—	540	—	1,451	—	1,991
Investment in Subsidiaries	(8,043)	(13,041)	3,484	—	—	17,600	—
Other Assets, net	9	76	15	—	15	—	115
Total Assets	$3,203	$(3,640)	$(14,243)	$17	$6,697	$17,600	$9,634
Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities:
Accounts payable	$3	$—	$147	$—	$215	$—	$365
Current portion of long-term debt	181	—	1	1	3	—	186
Accrued payroll and employee benefits	—	—	97	—	8	—	105
Accrued interest	24	93	—	—	—	—	117
Current portion of deferred revenue	—	—	96	—	72	—	168
Other	—	1	59	—	51	—	111
Total Current Liabilities	208	94	400	1	349	—	1,052
Long-Term Debt, less current portion	1,930	4,216	7	19	73	—	6,245
Deferred Revenue, less current portion	—	—	630	—	89	—	719
Other Liabilities	44	97	284	—	172	—	597
Stockholders’ Equity (Deficit)	1,021	(8,047)	(15,564)	(3)	6,014	17,600	1,021
Total Liabilities and Stockholders’ Equity (Deficit)	$3,203	$(3,640)	$(14,243)	$17	$6,697	$17,600	$9,634

Condensed Consolidating Balance Sheets

December 31, 2007

	Level 3 Communications, Inc.	Level 3 Financing, Inc.	Level 3 Communications, LLC	Broadwing Financial Services, Inc.	Other Subsidiaries	Eliminations	Total
	(dollars in millions)
Assets
Current Assets:
Cash and cash equivalents	$—	$27	$588	$—	$99	$—	$714
Marketable securities	8	—	—	—	1	—	9
Restricted cash and securities	—	—	7	—	3	—	10
Accounts receivable, net	—	—	80	—	324	—	404
Due from (to) affiliates	10,575	8,549	(20,897)	20	1,753	—	—
Other	5	8	32	—	41	—	86
Total Current Assets	10,588	8,584	(20,190)	20	2,221	—	1,223
Property, Plant and Equipment, net	—	—	3,256	—	3,413	—	6,669
Restricted Cash and Securities	18	—	24	—	75	—	117
Goodwill and Other Intangibles, net	—	—	151	—	1,950	—	2,101
Investment in Subsidiaries	(6,951)	(11,270)	4,481	—	—	13,740	—
Other Assets, net	13	84	17	—	25	—	139
Total Assets	$3,668	$(2,602)	$(12,261)	$20	$7,684	$13,740	$10,249
Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities:
Accounts payable	$—	$—	$170	$—	$226	$—	$396
Current portion of long-term debt	25	—	—	1	6	—	32
Accrued payroll and employee benefits	—	—	88	—	9	—	97
Accrued interest	33	95	—		—	—	128
Deferred revenue	—	—	91		84	—	175
Other	—	—	47	—	97	—	144
Total Current Liabilities	58	95	396	1	422	—	972
Long-Term Debt, less current portion	2,310	4,217	—	20	84	—	6,631
Deferred Revenue	—	—	644	—	119	—	763
Other Liabilities	34	37	208	—	338	—	617
Stockholders’ Equity (Deficit)	1,266	(6,951)	(13,509)	(1)	6,721	13,740	1,266
Total Liabilities and Stockholders’ Equity (Deficit)	$3,668	$(2,602)	$(12,261)	$20	$7,684	$13,740	$10,249

Condensed Consolidating Statements of Cash Flows

For the year ended December 31, 2008

	Level 3 Communications, Inc.	Level 3 Financing, Inc.	Level 3 Communications, LLC	Broadwing Financial Services, Inc.	Other Subsidiaries	Eliminations	Total
	(dollars in millions)
Net Cash Provided by (Used in) Operating Activities	$(149)	$(377)	$(159)	$(1)	$1,099	$—	$413
Cash Flows from Investing Activities:
Capital expenditures	—	—	(160)	—	(289)	—	(449)
Proceeds from sale of business group, net	—	—	—	—	124	—	124
(Increase) decrease in restricted cash and securities, net	—	—	3	—	(8)	—	(5)
Proceeds from sale of property, plant and equipment and other assets	—	—	1	—	2	—	3
Other	—	—	2	—	4	—	6
Net Cash Used in Investing Activities	—	—	(154)	—	(167)	—	(321)
Cash Flows from Financing Activities:
Long-term debt borrowings	400	—	—	—	—	—	400
Payments on and repurchases of long-term debt	(431)	—	—	(1)	(4)	—	(436)
Increase (decrease) due from affiliates, net	245	360	282	2	(889)	—	—
Other	2	—	—	—	—	—	2
Net Cash Provided by (Used in) Financing Activities	216	360	282	1	(893)	—	(34)
Effect of Exchange Rates on Cash and Cash Equivalents	—	—	(2)	—	(2)	—	(4)
Net Change in Cash and Cash Equivalents	67	(17)	(33)	—	37	—	54
Cash and Cash Equivalents at Beginning of Period	—	27	588	—	99	—	714
Cash and Cash Equivalents at End of Period	$67	$10	$555	$—	$136	$—	$768

Condensed Consolidating Statements of Cash Flows

For the year ended December 31, 2007

	Level 3 Communications, Inc.	Level 3 Financing, Inc.	Level 3 Communications, LLC	Broadwing Financial Services, Inc.	Other Subsidiaries	Eliminations	Total
	(dollars in millions)
Net Cash Provided by (Used in) Operating Activities	$(229)	$(306)	$(146)	$(15)	$927	$—	$231
Cash Flows from Investing Activities:
Proceeds from sale and maturity of marketable securities	280	—	—	—	53	—	333
Decrease in restricted cash and securities, net	—	—	1	—	11	—	12
Capital expenditures	—	—	(271)	—	(362)	—	(633)
Acquisitions, net of cash acquired and investments	—	—	(893)	—	217	—	(676)
Proceeds from sale of discontinued operations	—	(2)	—	—	—	—	(2)
Proceeds from sale of property, plant and equipment and other assets	—	—	2	—	3	—	5
Net Cash Provided by (Used in) Investing Activities	280	(2)	(1,161)	—	(78)	—	(961)
Cash Flows from Financing Activities:
Long-term debt borrowings, net of issuance costs	—	2,349	—		—	—	2,349
Payments on and repurchases of long-term debt, including current portion and refinancing costs	(1,619)	(887)	—	(1)	(111)	—	(2,618)
Proceeds from warrants and stock-based equity plans	26	—	—		—	—	26
Increase (decrease) due from affiliates, net	1,527	(1,139)	300	16	(704)	—	—
Net Cash Provided by (Used in) Financing Activities	(66)	323	300	15	(815)	—	(243)
Effect of Exchange Rates on Cash and Cash Equivalents	—	—	3	—	3	—	6
Net Change in Cash and Cash Equivalents	(15)	15	(1,004)	—	37	—	(967)
Cash and Cash Equivalents at Beginning of the Year	15	12	1,592	—	62	—	1,681
Cash and Cash Equivalents at End of the Year	$—	$27	$588	$—	$99	$—	$714

Condensed Consolidating Statements of Cash Flows

For the year ended December 31, 2006

	Level 3 Communications, Inc.	Level 3 Financing, Inc.	Level 3 Communications, LLC	Other Subsidiaries	Eliminations	Total
	(dollars in millions)
Net Cash Provided by (Used in) Operating Activities of Continuing Operations	$(380)	$(183)	$62	$722	$—	$221
Cash Flows from Investing Activities:
Proceeds from sale and maturity of marketable securities	175	5	100	—	—	280
Purchases of marketable securities	—	—	(98)	—	—	(98)
Decrease (increase) in restricted cash and securities	1	2	(10)	(14)	—	(21)
Capital expenditures	—	—	(166)	(226)	—	(392)
Investments and acquisitions	—	—	(761)	12	—	(749)
Proceeds from sale of discontinued operations, net of cash sold	—	—	—	307	—	307
Advances from discontinued operations, net	—	—	—	18	—	18
Proceeds from sale of property, plant and equipment and other assets	—	—	6	1	—	7
Net Cash Provided by (Used in) Investing Activities	176	7	(929)	98	—	(648)
Cash Flows from Financing Activities:
Long-term debt borrowings, net of issuance costs	326	1,930	—	—	—	2,256
Payments on long-term debt, including current portion (net of restricted cash)	(513)	(596)	—	(1)	—	(1,110)
Equity offering	543			—		543
Increase (decrease) due from affiliates, net	(174)	(1,154)	2,170	(842)	—	—
Net Cash Provided by (Used in) Financing Activities	182	180	2,170	(843)	—	1,689
Net Cash Used in Discontinued Operations	—	—	—	(43)	—	(43)
Effect of Exchange Rates on Cash and Cash Equivalents	—	—	14	(4)	—	10
Net Change in Cash and Cash Equivalents	(22)	4	1,317	(70)	—	1,229
Cash and Cash Equivalents at Beginning of Year (includes cash of discontinued operations)	37	8	275	132	—	452
Cash and Cash Equivalents at End of Year	$15	$12	$1,592	$62	$—	$1,681

(17) Convertible Debt That May be Settled in Cash Upon Conversion

On May 9, 2008, the FASB issued FSP APB 14-1, which requires issuers of a certain type of convertible debt to separately account for the debt and equity components of the convertible debt in a way that reflects the issuer’s borrowing rate at the date of issuance for similar debt instruments without the conversion feature. FSP APB 14-1 applies to certain of the Company’s convertible debt. FSP APB 14-1 was effective for the Company beginning on January 1, 2009 and has been applied retrospectively to all periods presented in the Company’s consolidated financial statements. Although the adoption of FSP APB 14-1 does not affect the Company’s actual past or future cash flows, the Company expects to incur additional non-cash interest expense as a result of FSP APB 14-1 of approximately $43 million for the year ended December 31, 2009, $49 million for the year ended December 31, 2010, $55 million for the year ended December 31, 2011 and $10 million for the year ended December 31, 2012, notwithstanding any debt repurchases, modifications, extinguishments or conversion of its convertible debt subject to FSP APB 14-1 prior to maturity.

The following table illustrates the retrospective effect of adopting FSP APB 14-1 to the consolidated statement of operations for each of the years in the three-year period ended December 31, 2008 (in millions, except per share data):

	2008		2007		2006
	As	As Adjusted for	As	As Adjusted for	As	As Adjusted for
	Originally	Retrospective	Originally	Retrospective	Originally	Retrospective
	Reported	Application	Reported	Application	Reported	Application

Interest expense	$534	$570	$577	$609	$648	$670
Gain (loss) on early extinguishment of debt, net	$81	$89	$(427)	$(427)	$(83)	$(83)
Loss from Continuing Operations	$(290)	$(318)	$(1,114)	$(1,146)	$(790)	$(812)
Net Loss	$(290)	$(318)	$(1,114)	$(1,146)	$(744)	$(766)
Basic and Diluted Loss Per Share:
Loss from Continuing Operations	$(0.19)	$(0.20)	$(0.73)	$(0.76)	$(0.79)	$(0.81)
Net Loss	$(0.19)	$(0.20)	$(0.73)	$(0.76)	$(0.74)	$(0.76)

The following table illustrates the retrospective effect of adopting FSP APB 14-1 to the consolidated balance sheets as of December 31, 2008 and December 31, 2007 (in millions):

	2008		2007
	As	As Adjusted for	As	As Adjusted for
	Originally	Retrospective	Originally	Retrospective
	Reported	Application	Reported	Application

Other Assets (current portion of debt issuance costs)	$83	$81	$88	$86
Other Assets (non current portion of debt issuance costs)	$117	$115	$142	$139
Long-Term Debt, less current portion	$6,394	$6,245	$6,832	$6,631
Additional paid-in capital	$11,254	$11,495	$11,004	$11,268
Accumulated deficit	$(10,343)	$(10,439)	$(10,053)	$(10,121)

FSP APB 14-1 is only applicable to the Company’s 5.25% Convertible Senior Notes due 2011 and 3.5% Convertible Senior Notes due 2012, as the Company has the right to deliver cash in lieu of shares of its common stock, or a combination of cash and shares of common stock, upon conversion for each of these issuances. The 5.25% Convertible Senior Notes are convertible, at the option of the holders, into approximately 82.8 million shares of the Company’s common stock as of December 31, 2008, at a conversion rate of $3.98 per share, subject to certain adjustments. The 3.5% Convertible Senior Notes are convertible, at the option of the holders, into approximately 59.7 million shares of the Company’s common stock as of December 31, 2008, at a conversion price of $5.46 per share, subject to certain adjustments.

The Company recognized total interest expense of approximately $67 million in 2008, $63 million in 2007 and $48 million in 2006 related to both the contractual interest coupon and amortization of the discount on the liability component of the Company’s 5.25% Convertible Senior Notes and 3.5% Convertible Senior Notes. The effective interest rate on the liability component of the Company’s 5.25% Convertible Senior Notes is approximately 17%. The effective interest rate on the liability component of the Company’s 3.5% Convertible Senior Notes is approximately 11%. The Company is amortizing the discount on the liability component of its 5.25% Convertible Senior Notes and 3.5% Convertible Senior Notes over the remaining term of each issuance.

The carrying amount of the equity component, principal amount of the liability component, unamortized debt discount related to the liability component and net carrying amount of the liability component of the Company’s convertible debt subject to FSP APB 14-1 as of December 31, 2008 and December 31, 2007 were as follows (in millions):

	December 31,	December 31,
	2008	2007

Carrying amount of equity component	$241	$264

Principal amount of liability component	$656	$680
Unamortized discount related to liability component	(158)	(201)
Net carrying amount of liability component	$498	$479

(18) Unaudited Quarterly Financial Data

	Three Months Ended
	March 31,		June 30,		September 30,		December 31,
	2008	2007	2008	2007	2008	2007	2008	2007
	(dollars in millions except per share data)
Revenue	$1,092	$1,056	$1,090	$1,052	$1,070	$1,061	$1,049	$1,100
Operating Income (Loss)	(52)	(75)	(3)	(79)	4	(58)	82	(29)
Net Income (Loss)	(190)	(654)	(42)	(210)	(129)	(182)	43	(100)
Earnings (Loss) per Share:
Basic	$(0.12)	$(0.45)	$(0.03)	$(0.14)	$(0.08)	$(0.12)	$0.03	$(0.06)
Diluted	$(0.12)	$(0.45)	$(0.03)	$(0.14)	$(0.08)	$(0.12)	$(0.03)	$(0.06)

Earnings (loss) per share for each quarter is computed using the weighted- average number of shares outstanding during that quarter, while earnings (loss) per share for the year is computed using the weighted-average number of shares outstanding during the year. Thus, the sum of the earnings (loss) per share for each of the four quarters may not equal the earnings (loss) per share for the year.

In the second quarter of 2008, the Company completed the sale of its Vyvx advertising distribution business to DG FastChannel, Inc. and a recognized a gain of $96 million.

In the fourth quarter of 2008, the Company recognized a $12 million restructuring charge, $36 million of induced debt conversion expenses attributable to the exchange of certain of the Company’s convertible debt securities, and a gain on the early extinguishment of debt of $125 million as a result of certain debt repurchases. The Company also revised its estimates of the amounts and timing of its original estimate of undiscounted cash flows related to certain future asset retirement obligations and reduced selling, general and administrative expenses by $86 million and depreciation and amortization by $11 million.

In the first quarter of 2007, the Company purchased Broadwing and the CDN Business. The Company also recognized a $427 million net loss on the extinguishment of various debt instruments in several transactions.

In the third quarter of 2007, the Company purchased Servecast Limited.

In the fourth quarter of 2007, the Company recognized a $37 million gain related to the partial sale of its investment in Infinera stock and recognized a tax benefit of $23 million related to certain changes in state income tax law that primarily occurred in the second quarter of 2007.